Execution Copy

PURCHASE AGREEMENT

by and between

SUPERCOM INC.

and

THE SHAREHOLDERS of SECURITY HOLDING CORP.

Dated as of July 3, 2007

(i)

(ii)

(iii)

EXHIBITS
Exhibit A	Form of Power of Attorney
Exhibit B	Employment Agreements
Exhibit C	Termination Letter

DISCLOSURE SCHEDULES

Schedule 3.1	Company Organization
Schedule 3.3	Noncontravention
Schedule 3.4(b)	Subsidiaries
Schedule 3.4(c)	Restricted Stock Grants
Schedule 3.5(b)	Litigation Affecting Company or Subsidiaries
Schedule 3.6(a)	Financial Statements
Schedule 3.7	Liabilities Not in the Ordinary Course of Business
Schedule 3.9	Title to Assets; Conditions; Sufficiency
Schedule 3.8	Absence of Changes
Schedule 3.10	Real Property
Schedule 3.11(a)	Company IP
Schedule 3.11(b)	Exceptions to Company IP
Schedule 3.11(c)	Licensed Intellectual Property
Schedule 3.12	Compliance with Law
Schedule 3.13	Contracts
Schedule 3.14	Insurance
Schedule 3.15	Employee Benefit Plans
Schedule 3.16	Employment Matters
Schedule 3.17	Taxes
Schedule 3.18(a)	Accounts Receivable
Schedule 3.18(b)	Accounts Payable
Schedule 3.20	Customers
Schedule 3.21	Effect of Transaction
Schedule 3.23	Additional Information
Schedule 3.24(a)	Product Warranty
Schedule 4.5	Buyer’s Parent Capitalization
Schedule 4.6	Buyer’s Parent Financial Statements
Schedule 6.7	Non-Compete Exclusions
Schedule 6.8	Resignations
Schedule 6.10(d)	Furniture and Fixtures

(iv)

Execution Copy

PURCHASE AGREEMENT

This Purchase Agreement is made as of July 3, 2007 by and between Homeland Security Capital Corporation (“HMSC”), a Delaware corporation, the majority shareholder of Security Holding Corp. (the “Company”), a Delaware corporation, the other Shareholders of the Company set forth on the signature pages hereto (the “Minority Shareholders” and collectively with HMSC, the “Sellers”) and SuperCom Inc., a Delaware corporation (the “Buyer”) and wholly owned subsidiary of Vuance Ltd., a company organized under the laws of Israel (“Buyer’s Parent”).

RECITALS

WHEREAS, the Sellers own of record directly or indirectly all of the outstanding capital stock of the Company and the Subsidiaries;

WHEREAS, the Company, directly and through its Subsidiaries, Compass Technologies, Inc,, SecurityInc LLC (“SecurityInc”) and Auto Access ID Security Solutions, Inc. (“AAID”) (the “Subsidiaries”), is engaged in the business of developing, selling and distributing analytical security systems (the “Business”); and

WHEREAS, the Buyer desires to acquire, and the Sellers desire that the Buyer acquire at Closing (as defined below) all of the outstanding capital stock of the Company on the terms set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and of the mutual representations, warranties, covenants, conditions and agreements set forth herein, the sufficiency of which is hereby acknowledged, the parties agree as set forth below:

ARTICLE I
DEFINITIONS

SECTION 1.1 Definitions

As used in this Agreement, the following terms shall have the meanings set forth or as referenced below:

“Action” shall mean any action, claim, suit, hearing, charge, complaint, demand, litigation, arbitration, or governmental investigation, indictment, proceeding or similar matter.

“Affiliate” shall mean, with respect to (a) a natural Person (i) each other member of such individual’s Family; (ii) any Person that is directly or indirectly Controlled by any one or more members of such individual’s Family; (iii) any Person in which members of such individual’s Family hold (individually or in the aggregate) a Material Interest; and (iv) any Person with respect to which one or more members of such individual’s Family serves as a director, officer, partner, executor or trustee (or in a similar capacity); and (b) with respect to a Person other than a natural Person, (i) any Person that directly or indirectly Controls, is directly or indirectly Controlled by or is directly or indirectly under common Control with such specified Person; (ii) any Person that holds a Material Interest in such specified Person; (iii) each Person that serves as a director, officer, partner, executor or trustee of such specified Person (or in a similar capacity); and (iv) any Person in which such specified Person holds a Material Interest.

“Agreement” shall mean this Agreement, together with the Exhibits and Schedules attached hereto, as the same may be amended from time to time in accordance with the terms hereof.

“Basis” means any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction that forms or would be reasonably likely to form the basis for any specified consequence.

“Business Day” shall mean any day other than a Saturday, Sunday or a day on which banks in New York City are authorized or obligated by Law to close.

“Closing Price Per Share” shall mean the volume weighted average closing price per share on the OTC Electronic Bulletin Board of Buyer’s ordinary shares for the 15 trading days immediately prior to the Closing Date; provided, however, that the Closing Price Per Share will not in any instance exceed $5.714 per share or be less than $5.170 per share.

“Code” shall mean the U.S. Internal Revenue Code of 1986, as amended.

“Commercial Arbitration Rules of the AAA” shall mean the amended and effective commercial arbitration rules of the AAA.

“Company IP” shall mean all Intellectual Property owned, held or used by or required for the Company or the Subsidiaries in their businesses.

“Company Shares” shall mean all of the issued and outstanding capital stock of the Company immediately before Closing, consisting of 4,350,000 shares of common stock, par value $1.00 per share (assuming conversion of all of the Company’s Series A Convertible Preferred Stock.

“Control” (including the terms “Controlled by” and “under common Control with”) means possession, directly or indirectly, of the power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise).

“Employee Benefit Plan” shall mean any bonus, incentive, deferred compensation, pension, profit sharing, retirement, stock option, stock rights, stock purchase, stock appreciation, leave of absence, layoff, vacation, day or dependent care, cafeteria, life, health, dental, accident, disability, worker compensation, severance, change of control, or other employee benefit plan, policy, contract, practice or arrangement, whether written or oral, whether or not required by Law or labor or other contract, including, but not limited to any “employee benefit plan” within the meaning of Section 3(3) of ERISA, established, maintained, contributed to, or sponsored by the Company or any predecessor or ERISA Affiliate of the Company, existing at the Closing or prior thereto, to which any of the Company or the Subsidiaries contributes or has contributed and under which any employee, former employee, director of the Company or the Subsidiaries or beneficiary of such Person is eligible or has benefit rights.

“Environmental Laws” means all applicable Laws, Orders, common law and other provisions having the force or effect of law and all contractual obligations concerning or relating in any manner to public health and safety, worker health and safety, pollution, or protection of natural resources or the environment, including, without limitation, all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any Hazardous Materials, noise, or radiation, as in effect on the date hereof or the Closing Date, as the case may be.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall mean any Person in the same controlled group of corporations or who is under common control with any of the Company or the Subsidiaries, within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“Family” of an individual shall include (i) the individual, (ii) the individual’s spouse, (iii) any other natural Person who is related to the individual or the individual's spouse within the second degree and (iv) any other natural Person who resides with such individual.

“GAAP” shall mean generally accepted accounting principles as in effect in the United States of America at the time of the preparation of the subject financial statements.

“Governmental Authority” shall mean any federal, state, provincial, municipal or other governmental department, commission, board, bureau, agency or instrumentality, or any court or self-regulatory organization, in each case whether of the United States, any of its possessions or territories, or of any foreign nation.

“Hazardous Materials” shall mean all hazardous, dangerous or toxic substances or wastes, including, petroleum (including crude oil or any fraction thereof), asbestos and asbestos-containing materials, polychlorinated biphenyls, pesticides, and any other material that is regulated pursuant to any Environmental Laws or that would reasonably be likely to result in liability under any Environmental Laws.

“Indebtedness” shall mean, at a particular time, without duplication, (i) any obligation for borrowed money or issued in substitution for or exchange of indebtedness for borrowed money, (ii) any obligation evidenced by any note, bond, debenture or other debt security, (iii) any commitment by which a Person assures a creditor against loss (including contingent reimbursement obligations with respect to letters of credit), and (iv) any fees, penalties, premiums or accrued and unpaid interest with respect to the foregoing (in the case of prepayments or otherwise), all as determined in accordance with GAAP.

“Intellectual Property” shall mean all intellectual property rights, whether or not embodied in a form which is filed or registered with any Governmental Authority, including all (i) (a) patents, patent applications, patent reissuances, continuations, revisions, re-examinations or extensions, inventions, discoveries, processes, designs, techniques, developments, technology and know-how; (b) copyrights and works of authorship in any media, including software, databases and compilations, textual works, documentation, graphics, advertising, marketing and promotional materials, drawings and the protected features of any utilitarian objects or pictorial, graphic or sculptural works; (c) trademarks, service marks, trade names, brand names, corporate names, domain names, logos, trade dress and other source indicators, and the goodwill of any business symbolized thereby; (d) trade secrets, confidential, proprietary or non-public information, documents, analyses, research and lists, business and marketing plans (including current and potential customer and user lists, pricing and cost information, formulas, manufacturing and production processes and techniques); (e) all Systems; and (ii) all registrations, applications and recordings related to any of the foregoing.

“Knowledge of the Buyer’s Parent” shall mean the actual knowledge of any officer or employee having a policy making function of the Buyer’s Parent without independent investigation.

“Knowledge of the Sellers” shall mean the actual knowledge of any of the Minority Shareholders or any officer or employee having a policy making function of HMSC without independent investigation.

“Laws” shall mean any Order, any federal, state, provincial, local or other statute, law, rule of common law, or code of any kind, domestic or foreign, and the rules, regulations, ordinances and standards promulgated thereunder and, where applicable, any interpretation thereof by any authority having jurisdiction with respect thereto or charged with the administration thereof.

“Liability” shall mean any liability, obligation or responsibility (whether known or unknown, whether asserted or unasserted, whether fixed or unfixed, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, whether secured or unsecured and whether due or to become due), including any Indebtedness, guaranty, or liability for Taxes.

“Liens” shall mean any and all liens, encumbrances, mortgages, charges, claims, restrictions, options, pledges, security interests or other similar interests, title defects, tenancies (and other possessory interests), easements, rights of way, covenants, encroachments, rights of first refusal, preemptive rights, judgments, conditional sale or other title retention agreements and other impositions or imperfections of title of any nature whatsoever.

“Material Adverse Effect” or “Material Adverse Change” shall mean an occurrence, event, incident, development, circumstance or omission which, alone or when aggregated with others, has a material adverse effect on or change in (or would reasonably be expected to have a material adverse effect on or change in) (a) the business, operations, assets, liabilities, financial condition, properties, or results of operations of the Company or the Subsidiaries including any material changes to any Laws affecting the Company or the Subsidiaries, or (b) the ability of the Sellers to perform their obligations hereunder or consummate the transactions contemplated hereby on a timely basis, including any adverse change, development, or effect arising from or relating to the taking of any action contemplated by this Agreement and the other agreements contemplated hereby, regardless of whether Buyer has knowledge of such effect or change on the date hereof, unless such occurrence, event, incident, development, circumstance or omission is fully and clearly disclosed on the Schedules hereto. Notwithstanding the foregoing, none of the following events or the resulting effects on the business or operations of the Company will be deemed to be, or result in, a Material Adverse Effect or Material Adverse Change: (1) the sale of Cyberlynk Network, Inc. and (2) the merger of the Compass operations into SecurityInc.

“Material Interest” shall mean direct or indirect beneficial ownership of voting securities or other voting interests representing at least 10% of the outstanding voting power of a Person or equity securities or other equity interests representing at least 10% of the outstanding equity securities or equity interests in a Person.

“Order” shall mean any judgment, injunction, decree, order, ruling, award, stipulation or settlement rendered by or subject to any Government Authority or arbitrator.

“Permits” shall mean all written permits, consents, licenses and governmental authorizations, registrations and approvals required for conduct of the business of the Company or the Subsidiaries and for the occupation or use of the Leased Properties as currently conducted, occupied or used and as contemplated to be conducted, occupied or used immediately following the Closing Date, including certificates of occupancy.

“Permitted Liens” shall mean any (i) liens for Taxes not yet due and payable and, for those existing on May 31, 2007, for which adequate reserves in accordance with GAAP are reflected on the May 31, 2007 balance sheet, and (ii) mechanics or, materialmen liens arising or incurred in the ordinary course of business and other inchoate liens arising or incurred in the ordinary course of business, provided that the obligations in respect of which such liens were created are not delinquent, and, for those existing on May 31, 2007, for which adequate reserves in accordance with GAAP are reflected on the May 31, 2007 balance sheet.

“Person” means an individual, a corporation, a partnership, an association, a limited liability company, a trust, a Governmental Authority or any other entity or organization of any kind.

“Systems” means computer software (including source code, executable code, data and databases), hardware, databases, systems, networks, information technology, and Internet and domain web sites, and all information contained or stored therein or transmitted thereby.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Tax” or “Taxes” means any federal, state, municipal, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code §59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not and including any obligations to indemnify or otherwise assume or succeed to the Tax liability of any other Person.

“Trading Markets” means the OTC Electronic Bulletin Board and Euronext Brussels.

“Treasury Regulations” means the treasury regulations promulgated under the Code, as amended.

SECTION 1.2 Other Terms.

Accounting terms not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP. In addition to the terms defined in Section 1.1, the following terms are defined in the Sections of this Agreement noted below:

Defined Term	Section
AAA	2.3(d)(iii)
AAID	Recitals
Abba	7.2(p)
Another Transaction	6.6
Arbitrator	2.3(d)(iii)
Arbitrator’s Decision	2.3(d)(iii)
Assignment and Assumption Agreement	5.5
Business	Recitals
Buyer	Preamble
Buyer Claim	8.2(a)
Buyer Indemnified Parties	8.2(a)
Buyer Parties	8.3
Buyer’s Parent	Preamble
Buyer’s Parent Financial Statements	3.25(c)
Claim Settlement Agreement	2.3(d)(i)
Closing	2.4
Closing Date	2.4
Company	preamble
Company Financial Statements	3.6(a)
Contracts	3.13
Employment Agreements	5.8
Escrow Agent	2.3

Defined Term	Section
Escrow Agreement	2.3
Escrow Fund	2.3
Exchange Act	5.1(a)
Expiration Date	8.1
First Offer Period	5.4(a)
HMSC	preamble
HMSC Financing	5.6
Indemnification Claim	2.3(a)(i)
Indemnified Party	8.4(b)
Indemnifying Party	8.4(b)
Involuntary Sale	5.4
Leased Property	3.10
Leases	3.10
License Agreement	7.2(p)
Losses	8.2(a)
Maximum Indemnity Amount	8.4(a)
Merger Agreement	5.7(b)
Minority Shareholders	preamble
Note	5.5
Noteholders	5.5
Notice of Claim Dispute	2.3(d)(i)
Offer	5.4(a)
Offered Shares	5.4(a)
Pre-Closing Tax Period	6.5(b)
Premises	7.2(r)
Purchase Price	2.2
Restricted Stock Agreement	5.7(b)
Restrictive Period	6.7(b)
RFID	6.10(b)
Sale Notice	5.4(a)
Second Offer Period	5.4(d)
Second Purchase Notice	5.4(e)
Schedules	Article III
Securities Act	3.25(b)
SecurityInc	Recitals
Sellers	Preamble
Sellers Claim	8.3
Series A Preferred Stock Agreement	5.6
Straddle Period	6.5(a)
Subsidiaries	recitals
Threshold	8.4(a)
Vuance Shares	2.2

ARTICLE II
PURCHASE AND SALE

SECTION 2.1 Purchase and Sale

Upon and subject to the terms and conditions set forth in this Agreement, the Sellers agree to, and shall at Closing, sell, assign, transfer and convey to the Buyer and the Buyer agrees to and shall at Closing purchase and acquire from the Sellers, all right, title and interest in and to the Company Shares, free and clear of all Liens.

SECTION 2.2 Purchase Price

Upon the terms and subject to the conditions set forth in this Agreement, in consideration of the aforesaid sale, assignment, transfer and conveyance to the Buyer, the Buyer will pay to the Sellers a total consideration of $5,100,000 (the “Purchase Price”) consisting of newly issued ordinary shares (the “Vuance Shares”) of Buyer’s Parent. The Vuance Shares issuable as Purchase Price will be calculated based on the Closing Price per Share. The Purchase Price will be allocated among the Sellers in the percentage amounts set forth on the signature pages hereto. The parties agree that 15% of the Purchase Price (the “Holdback Amount”) will be paid into an escrow account under a mutually agreed escrow agreement (the “Escrow Agreement”) among the Buyer, the Sellers and an escrow agent (the “Escrow Agent”), to serve as a fund (the “Escrow Fund”) to be held in accordance with Section 2.3 of this Agreement, for payments that may be due to the Buyer for claims under this Agreement, including the indemnification provisions of Article VIII.

SECTION 2.3 Escrow

(a) The Escrow Fund shall be disbursed by the Escrow Agent as follows:

(i) from time to time upon joint instructions of the Buyer and the Seller, or, subject to subparagraph (d) below, from time to time, upon Buyer’s instructions, for indemnification under Article VIII of this Agreement (an “Indemnification Claim”); and

(ii) 15 months after the Closing Date, to the Sellers, the Holdback Amount minus the sum of the amount of any Indemnification Claim that has been asserted by the Buyer but not satisfied and the amount of any such claim theretofore paid to the Buyer; and

(iii) all remaining amounts after all Indemnification Claims have been finally determined in accordance with this Agreement.

(b) The Buyer on the one hand and the Sellers on the other hand shall pay the fees and expenses of the Escrow Agent in equal parts as they become due.

(c) Interest and proceeds earned on the Escrow Fund that constitute taxable income for United States federal income and other Tax purposes on the Escrow Fund shall be allocated to the party to which it is distributed.

(d) Objections

(i) Notwithstanding anything contained in Section 2.3(a)(i), the Sellers shall have ten (10) Business Days from the date an Indemnification Claim is given to the Sellers to object in writing to all or part of an Indemnification Claim (a “Notice of Claim Dispute”). If the Buyer and the Sellers fail to resolve any objection contained in such Notice of Claim Dispute within ten (10) days after the date the Notice of Claim Dispute is delivered, then, at the request of either party, the Buyer and the Sellers shall meet in an attempt to resolve an objection described in such Notice of Claim Dispute and reach a written agreement with respect to such objection (the “Claim Settlement Agreement”).

(ii) If the Buyer and the Sellers enter into a Claim Settlement Agreement, the objections contained in such Notice of Claim Dispute shall be deemed to be as resolved therein. If the Buyer and the Sellers are unable to resolve the objection described in such Notice of Claim Dispute within twenty (20) days after delivery to the recipient of such Notice of Claim Dispute, then the Buyer and Sellers shall submit the objections contained in such Notice of Claim Dispute to arbitration as described in Section 2.3(d)(iii).

(iii) Any objection contained in a Notice of Claim Dispute not resolved in a Claim Settlement Agreement shall be resolved by submission to arbitration as follows: The Buyer and the Sellers shall select a single arbitrator from the American Arbitration Association (“AAA”) in New York, NY (an “Arbitrator”) (or, if they cannot agree upon a selection, the Buyer and the Sellers shall each select an Arbitrator, and the two Arbitrators so selected shall choose a third Arbitrator who shall act as the Arbitrator to resolve the dispute). The Arbitrator shall resolve the objection contained in the Notice of Claim Dispute pursuant to the Commercial Arbitration Rules of the AAA as promptly as possible and a decision by the Arbitrator as to the resolution of such objection shall be (absent an agreement of the parties regarding an error that is manifest) conclusive and binding upon the parties for purposes of this Agreement (the “Arbitrator’s Decision”). The Arbitrator’s Decision shall be (i) in writing and (ii) nonappealable and incontestable by the Buyer and Sellers and each of their respective Affiliates and personal representatives, heirs, successors and assigns and not subject to collateral attack for any reason. The fees and costs payable to the AAA shall be paid 50% by the Buyer and 50% from the Escrow Fund. Counsel fees and other costs incurred in connection with the dispute, shall be paid if incurred by the respective parties.

SECTION 2.4 The Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Carter Ledyard & Milburn LLP, 2 Wall Street, New York, NY 10005, on the date that all closing conditions set forth in Article VII have been satisfied or waived, but not earlier than three Business Days after the date on which the shareholders of Buyer’s Parent have duly authorized this Agreement and the transactions contemplated hereunder and not later than 50 days after the date of the execution of this Agreement, or on such other date as the Buyer and the Sellers shall mutually determine in writing (the “Closing Date”).

SECTION 2.5 Deliveries At Closing. At the Closing, (i) the Sellers will deliver to the Buyer the various certificates, instruments, and documents referred to in Section 7.2 below, (ii) the Buyer will deliver to the Sellers the various certificates, instruments, and documents referred to in Section 7.3 below, and (iii) the Buyers will pay to Sellers the Purchase Price.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE SELLERS

Except as set forth in the disclosure schedules (the “Schedules”) delivered by Sellers and annexed to this Agreement, the Sellers hereby represent and warrant to the Buyer that the statements contained in this Article III are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article III).

SECTION 3.1 Organization

The Company and the Subsidiaries are companies duly formed, validly existing and in good standing under the Laws (as in effect on the date hereof and on the Closing Date) of their respective States of formation. The Company and the Subsidiaries have full organizational power and authority to conduct their businesses as now being conducted or as is currently contemplated to be conducted and to own, operate and lease their properties. The Company and the Subsidiaries are duly licensed or qualified to do business as foreign business entities and are in good standing in each jurisdiction in which the property owned or leased by them, or the nature of the activities conducted by them, requires such qualification (except any where the failure to be so qualified would not have a Material Adverse Effect). Schedule 3.1 lists (i) each jurisdiction in which the Company and the Subsidiaries are qualified to do business as foreign business entities and (ii) the directors, managers (as the case may be) and officers of the Company and the Subsidiaries. The Sellers have delivered to the Buyer true, correct and complete copies of the Company’s and the Subsidiaries’ by-laws or other organizational documents, as the case may be (as amended to date), which are in full force and effect and there are no other documents or agreements affecting the rights or obligations of the equityholders of the Company and the Subsidiaries. The Company and the Subsidiaries are not in default under or in violation of any provision of their organizational documents.

SECTION 3.2 Due Authorization

The Sellers have full right, power and authority to enter into and perform this Agreement and each agreement or instrument executed and delivered in connection herewith or pursuant hereto to which they are a party, to consummate the transactions contemplated hereby and thereby and to perform their obligations hereunder and thereunder. The Sellers are not bound by or subject to any contractual or other obligation that would be violated by the execution or performance of this Agreement. This Agreement and all agreements or instruments executed and delivered by the Sellers in connection herewith or pursuant hereto have been duly executed and delivered by the Sellers and this Agreement and all agreements and instruments executed and delivered by the Sellers in connection herewith or pursuant hereto constitute, and will at Closing constitute, legal, valid and binding obligations of the Sellers, enforceable against the Sellers in accordance with their respective terms (except to the extent that enforcement may be affected by applicable bankruptcy, reorganization, insolvency and similar Laws affecting creditors’ rights and remedies generally and by general principles of equity (regardless of whether enforcement is sought at law or in equity)).

SECTION 3.3 Noncontravention

The execution, delivery and performance by the Sellers of this Agreement and of all the other agreements or instruments contemplated hereby and the consummation of the transactions contemplated hereby and thereby do not and will not (a) conflict with or violate any applicable Laws (as in effect on the date hereof and on the Closing Date), (b) conflict with or violate any provision of the certificate of incorporation, bylaws or other organizational documents of the Company or the Subsidiaries, (c) except as set forth on Schedule 3.3, violate, result in a breach, default or acceleration under, or give rise to any penalty or any right of termination or modification under, or any other remedy under, or result in the creation of any Lien upon the Company Shares or (d) except as set forth on Schedule 3.3, require the consent, approval, authorization, license, order or permit of, or declaration, filing or registration with, or notification to, any Governmental Authority or any other Person.

SECTION 3.4 Capitalization

(a) The Company. The authorized capital stock of the Company will consist immediately before the Closing of 4,350,000 shares of common stock, each with a par value of US $0.01 per share. All of the Company Shares will be immediately before the Closing (i) duly authorized and validly issued, (ii) fully paid and nonassessable, (iii) issued in compliance with all applicable Laws (as in effect on the date of issuance) concerning the issuance of securities, (iv) not issued in violation of, or subject to, any preemptive, subscription or other similar rights of any Person, and (v) held of record by the Sellers in the amounts set forth on the signature page hereto free and clear of all Liens. The Company Shares will constitute immediately before Closing all of the issued and outstanding capital stock of the Company. Upon delivery of and payment for the Company Shares as contemplated herein, the Sellers will transfer to the Buyer valid title to the Company Shares, free and clear of all Liens.

(b) Subsidiaries. Schedule 3.4(b) sets forth a list of all entities in which the Company directly or indirectly, has, on the date of this Agreement, an ownership interest and for each entity disclosed thereon (i) its name and jurisdiction of incorporation, (ii) the number of shares and class of authorized capital stock, (iii) the number of all issued and outstanding shares of its capital stock, the names of the holders thereof and the number of shares held by each such holder and (iv) the number of shares of its capital stock held in treasury.

(c) Other Arrangements. Other than as set forth on Schedule 3.4(c), there (i) are no outstanding obligations of the Company or the Subsidiaries to issue, sell, offer for sale, repurchase, redeem or otherwise acquire any securities of the Company or the Subsidiaries or rights convertible into, or exercisable or exchangeable for, any such securities; (ii) is no voting trust, proxy, stockholder or other agreement or understanding to which any of the Sellers is a party or is bound by with respect to the voting or transfer of the capital stock or other voting securities of The Company or the Subsidiaries; and (iii) are no subscriptions, options, calls, warrants, purchase rights or other rights (including registration rights, whether demand or piggyback registration rights), agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of the Company or the Subsidiaries (including commitments that could require the Sellers to transfer or otherwise dispose of the capital stock or ownership interests of the Company or the Subsidiaries). Schedule 3.4(c) sets forth a list of all grants of restricted stock since inception (stating the date of the grant, the amount of restricted stock issued and the date of termination) under the Restricted Stock Agreements. The consummation of the transactions contemplated by this Agreement will not trigger any pre-emptive rights, rights of first refusal, demands, conversion rights, subscription rights or other agreements or arrangements of any character or nature whatsoever under which the Company or the Subsidiaries are or may be obligated to issue or acquire their shares of capital stock or any other equity or ownership interests.

SECTION 3.5 Litigation

(a) Affecting this Transaction. There are no Actions pending or, to the Knowledge of the Sellers, threatened against the Sellers, the Company or the Subsidiaries, nor any outstanding Orders against the Sellers, the Company or the Subsidiaries, which seek to prohibit or adversely restrict or delay the consummation of the transactions contemplated hereby or would adversely affect the ability of the Sellers, the Company or the Subsidiaries, to consummate the transactions contemplated hereby.

(b) Affecting the Company or the Subsidiaries. Schedule 3.5(b) sets forth a list of all pending, and, to the Knowledge of the Sellers, threatened Actions, Orders, disputes and grievances against or, to the Knowledge of the Sellers, affecting the Company or any of their respective properties, assets, operations or business. Neither the Company nor any of the Subsidiaries is in default under any Order entered against, or, to the Knowledge of the Sellers, applicable to, them or any of their respective properties, assets, operations or business. Except as set forth on Schedule 3.5(b), there are no Actions by the Company or the Subsidiaries pending, or which the Company or the Subsidiaries intend to initiate, against any Person. Except as set forth on Schedule 3.5(b), none of the Sellers, the Company or the Subsidiaries, and, to the Knowledge of the Sellers, none of the employees, officers, directors or agents of the Company or the Subsidiaries, has been or is subject to any Order with respect to any criminal violation or alleged criminal violation of any Law and, to the Knowledge of the Sellers, there are no pending, threatened or imminent Actions or Orders with respect to any criminal violation or alleged criminal violation of any Law against any such Persons.

SECTION 3.6 Financial Statements; Books and Records

(a) Financial Statements. The audited financial statements for the fiscal years ended December 31, 2005 and the unaudited financial statements for the fiscal year ended December 31, 2006 and the fiscal quarter ended March 31, 2007 (which have been prepared in a manner consistent with the Company’s audited financial statements for the years ended December 31, 2005 and December 31, 2006) (collectively, the “Company Financial Statements”), all of which are attached as Schedule 3.6(a) hereto, present fairly, and, with respect to the June 30, 2007 projected financial statements, will present fairly, in all material respects the consolidated financial position, the consolidated income, shareholders’ equity and cash flows of the Company and the Subsidiaries, as of the dates and for the periods indicated therein, in accordance with GAAP and are consistent with the books and records of the Company and the Subsidiaries.

(b) Books and Records. The books of account, minute books, stock record books, and other records of the Company and the Subsidiaries, all of which have previously been made available to the Buyer, are complete and correct in all material respects, contain accurate and complete records of all meetings held of, and corporate or organizational action taken by, the stockholders or holders of ownership interests, as the case may be, the directors, managers and committees of the directors or managers, as the case may be, and have been maintained in accordance with sound business practices. No meetings were held for which minutes were not prepared and are not contained in such minute books.

SECTION 3.7 Liabilities Not in the Ordinary Course of Business

Except as set forth on Schedule 3.7 or the Company Financial Statements, the Company and the Subsidiaries do not and immediately following the Closing will not have any material Liabilities (and there is no Basis for any present or future Action giving rise to any material Liability) except for (i) Liabilities incurred in the ordinary course of business and consistent with past practices (none of which arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement or violation of law including the income Tax laws applicable to each jurisdiction in which the Company and the Subsidiaries operate) and (ii) obligations not in default under contracts entered into in the ordinary course of business.

SECTION 3.8 Absence of Change

Since December 31, 2006, except as set forth on Schedule 3.8, the Company and the Subsidiaries have conducted their business in the ordinary course, consistent with past practice, and:

(a) there has not been any Material Adverse Change;

(b) the Company and the Subsidiaries have not entered into any transaction or incurred, created, assumed or guaranteed any Liability or obligation other than in the ordinary course of business substantially consistent with past practice and the Company and the Subsidiaries have not made any capital expenditure (or series of related capital expenditures) either involving more than $50,000 or outside the ordinary course of business;

(c) the Company and the Subsidiaries have not sold, leased, transferred or assigned any assets other than in the ordinary course of business substantially consistent with past practice, other than assets that have been replaced with other assets of equal or greater value nor sold or otherwise disposed of their capital stock, or granted any options, warrants or other rights to purchase or obtain any of their capital stock;

(d) the Company or the Subsidiaries have not mortgaged, pledged or subjected to any Lien any of their assets other than Liens with respect to current Taxes not yet due;

(e) the Company or the Subsidiaries have not suffered any material damage, destruction or loss, whether or not covered by insurance, (i) that individually or in the aggregate would have a Material Adverse Effect or (ii) of any item carried on their books of account at more than $25,000, or suffered any repeated, recurring or prolonged shortage, cessation or interruption of supplies or utility services required to conduct their business and operations;

(f) the Company or the Subsidiaries have not (i) changed any of the Employee Benefit Plans, (ii) granted any general increase in any rate or rates of salaries or compensation or in benefits of any kind to its employees other than in the ordinary course of business substantially consistent with past practice or (ii) any specific increase in the salary of or compensation to any employee whose total salary and compensation after such increase would be at an annual rate in excess of $75,000;

(g) the Company or the Subsidiaries have not made or suffered any amendment or termination of any material agreement, contract, commitment, or lease to which they are a party or by which they are bound, or cancelled, modified or waived any debts or claims held by them, other than in the ordinary course of business consistent with past practice, or waived any rights of substantial value, whether or not in the ordinary course of business;

(h) the Company or the Subsidiaries have not changed any of the accounting principles followed by them or the methods of applying such principles, except as required by GAAP;

(i) the Company or the Subsidiaries have not made any material tax elections;

(j) the Company or the Subsidiaries have not postponed or delayed the payment of accounts payable and other Liabilities outside the ordinary course of business or accelerated the collection of their accounts receivable;

(k) the Company or the Subsidiaries have not transferred, assigned or granted any license or sublicense of any rights under or with respect to any Intellectual Property;

(l) the Company or the Subsidiaries have not declared, set aside or paid any dividend or made any distribution with respect to their capital;

(m) the Company or the Subsidiaries have not made any loan to or entered into any other transaction with, any of their directors, managers, officers and employees; and

(n) the Company or the Subsidiaries have not agreed to do any of the foregoing.

SECTION 3.9 Title to Assets; Condition; Sufficiency

Except as set forth on Schedule 3.9, the Company and the Subsidiaries have good and marketable title to, or a valid leasehold interest in and to, all of the properties and assets used by them, free and clear of all Liens (other than Permitted Liens), except for properties and assets disposed of in the ordinary course of business consistent with past practice. All of these assets are in good and usable condition, ordinary wear and tear excepted, are free from defects (patent and latent), have been maintained in accordance with normal industry practice and are being used in the business of the Company and the Subsidiaries and are suitable for the purposes for which they are used. The Company’s and Subsidiaries’ assets, together with the Company IP, and the other properties being leased by the Company and the Subsidiaries pursuant to the leases described on Schedule 3.10, constitute all of the assets, properties, rights and interests necessary to conduct the business of the Company and the Subsidiaries in substantially the same manner as such is and since December 31, 2005 has been conducted by the Company and the Subsidiaries.

SECTION 3.10 Real Property

The Company and the Subsidiaries do not own any real property. Schedule 3.10 contains a brief description of all real property leased by the Company and the Subsidiaries and lists all agreements, in each case as amended, modified and supplemented to date (the “Leases”), pursuant to which the Company and the Subsidiaries lease, sublease, or otherwise occupy (whether as landlord, tenant, subtenant or pursuant to any other occupancy arrangement) any real property and interests in real property (the “Leased Property”). The Sellers have delivered to the Buyer true and complete copies of the Leases, together with all amendments, modifications and supplements thereto. With respect to each Leased Property:

(a) The Company and the Subsidiaries have a valid and enforceable leasehold interest in the Leased Property, free and clear of all Liens other than Permitted Liens;

(b) (i) each Lease is in full force and effect and constitutes a valid and binding obligation of, and is legally enforceable against, each of the other parties thereto, (ii) the Company and the Subsidiaries enjoy peaceful and undisturbed possession under all Leases, and (iii) all of the buildings and structures (including all fixtures, equipment, roof, heating, ventilation, air conditioning, mechanical, electrical and other holding systems, wiring, computer and cable installations) leased by the Company and the Subsidiaries are in reasonably good repair and operating condition, subject to normal wear and tear, and are adequate and suitable for their present uses;

(c) with respect to each Lease, the Company and the Subsidiaries are not in breach or default, and no event has occurred which, with notice or lapse of time or both, would constitute a breach or default or permit termination or acceleration thereunder and there are no disputes, oral agreements or forbearance programs in effect, as to such Lease;

(d) except as expressly set forth on Schedule 3.10, the transactions contemplated by this Agreement do not require the consent of any other party to such Lease, will not result in a breach of or default under such Lease, and will not otherwise cause such Lease to cease to be legal, valid, binding, enforceable and in full force and effect on identical terms following the Closing;

(e) the Leased Properties and all improvements on the Leased Properties are in compliance with all applicable Laws including those applicable to zoning, building and planning and the establishment and maintenance of working conditions for labor;

(f) current use and occupancy of the Leased Properties and the operation of the Company’s and the Subsidiaries Business as currently conducted thereon do not violate any easement, covenant, condition, restriction or similar provision in any instrument of record or other unrecorded agreement affecting such properties and the Sellers, the Company and the Subsidiaries (including their key employees, directors and officers) have not received (and there is no Basis for) any notice of any such violation;

(g) the Company and the Subsidiaries have not assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in any Leased Property and except as expressly set forth in Schedule 3.10 the Company and the Subsidiaries have not subleased, licensed or otherwise granted any Person the right to use or occupy the Leased Properties or any portion thereof; and

(h) there is no condemnation, expropriation or other proceeding in eminent domain, pending or threatened, affecting any parcel of Leased Property or any portion thereof or interest therein.

SECTION 3.11 Intellectual Property

(a) Company IP. Schedule 3.11 (a) sets forth a list of (i) all registrations and applications for the registration of Company IP, (ii) all unregistered Company IP, (iii) all websites, domain names and material software owned or used by the Company or the Subsidiaries, (iv) the names of all distributors of the Company or the Subsidiaries who have a right to use the any of the Company’s or the Subsidiaries’ names in connection with the Business, and (v) each license, sublicense, agreement or other permission that the Company or the Subsidiaries have granted to any third party with respect to the Company IP. All of the Company IP is valid, has not expired, been abandoned or cancelled. To the Knowledge of the Sellers, the Company IP and the use thereof does not infringe, dilute or otherwise impair or violate the rights of any other Person. To the Knowledge of the Sellers, the Company IP is not being infringed, diluted or otherwise impaired or violated by any other Person. Neither the Company or the Subsidiaries (including its key employees, directors and officers) nor the Sellers have received any written notice alleging any such infringement. No Action or Order is pending or outstanding, or, to the Knowledge of the Sellers, is threatened or imminent, that seeks to cancel, limit or challenge the validity, enforceability, ownership or use of any Company IP, and neither the Company or the Subsidiaries (including their key employees, directors and officers) nor the Sellers know of any valid Basis for same. To the Knowledge of the Sellers, no loss of any Company IP is threatened, pending, or reasonably foreseeable (and not as a result of any act or omission by Sellers or of the Company or the Subsidiaries). No expiration of any Company IP is threatened, pending, or reasonably foreseeable, except for patents expiring at the end of their statutory terms (and not as a result of any act or omission by Sellers or of the Company or the Subsidiaries).

(b) Exceptions to Company IP. Except as expressly set forth on Schedule 3.11(b), the Company and the Subsidiaries (i) own and possess all right, title and interest in and to, or (ii) possess a valid and enforceable license and right to use, the Company IP in the manner in which it has been used and is proposed to be used by the Company and the Subsidiaries, free and clear of all Liens. Except as set forth on Schedule 3.11(b), the Company and the Subsidiaries have taken reasonable actions (including executing with current and past employees, contractors and agents non-disclosure and intellectual property assignment agreements, filing for statutory protections and paying such employees, contractors and agents all remuneration required by Law or agreement with respect to intellectual property developed by them which constitutes Company IP) to protect, preserve, police and maintain the Company IP. The Company IP constitutes all of the Intellectual Property necessary for the operation of the Business as presently conducted and as proposed to be conducted. Each item of Company IP existing immediately prior to the Closing will be owned or available for use by the Company or the Subsidiaries on identical terms and conditions immediately subsequent to the Closing. No actions are necessary (including filing of documents or payment of fees, including with respect to pre-Closing periods) within 120 days after the Closing Date to maintain or preserve the validity or status of any Company IP that is registered or for which an application is pending.

(c) Licensed Intellectual Property. Schedule 3.11(c) identifies each item of Company IP that any third party owns and that the Company or the Subsidiaries use pursuant to license, sublicense, agreement, or permission. The Sellers have delivered to the Buyer correct and complete copies of all such licenses, sublicenses, agreements, and permissions (as amended to date). With respect to each item of Company IP identified on Schedule 3.11(c): (i) the license, sublicense, agreement, or permission covering the item is and will following the Closing continue to be (on identical terms) legal, valid, binding, enforceable, and in full force and effect; (ii) to the Knowledge of the Sellers, no party to the license, sublicense, agreement, or permission is in breach or default, and no event has occurred that with notice or lapse of time would constitute a breach or default or permit termination, modification, or acceleration thereunder; (iii) the underlying item of Intellectual Property is not subject to any outstanding Order; and (iv) no Action is pending or to the Knowledge of the Sellers is threatened that challenges the legality, validity, or enforceability of the underlying item of Intellectual Property, and there is no Basis for the same.

(d) New Developments. To the Knowledge of the Sellers, there are no new products, inventions, procedures, or methods of manufacturing or processing that any competitors or other third parties have developed that reasonably would be expected to supersede or make obsolete any product or process of the Company or the Subsidiaries or to limit the Business as presently conducted or as presently proposed to be conducted.

(e) Systems. The Company and the Subsidiaries (i) use commercially reasonable efforts to protect the confidentiality, integrity and security of their Systems; (ii) obey and follow in all material respects all applicable Laws (as in effect on the date hereof and on the Closing Date) with respect to data protection and privacy and have not violated their own privacy policy, (iii) use reliable encryption (or equivalent) protection, to ensure the security and integrity of transactions executed through their Systems; (iv) use reliable methods (including passwords) to ensure the correct identity of the users of its Systems; (v) use commercially reasonable mechanisms to ensure the accuracy of any transactions executed through its Systems; and (vi) have implemented commercially reasonable disaster recovery and business continuity capabilities for their Systems and their Business.

SECTION 3.12 Compliance with Law

To the Knowledge of the Sellers, other than as stated in Schedule 3.12, neither the Company or the Subsidiaries nor the operations of the Company’s or the Subsidiaries’ Business, as conducted at the date hereof and as will be conducted through the Closing Date, violate, in any material respect, any foreign, federal, state or local law, ordinance, rule or regulation. For purposes of clarity, this Section 3.12 does not apply, and Section 3.17 contains the sole representations of the Company related to, Tax matters.

SECTION 3.13 Contracts; Status of Contracts

Schedule 3.13 contains a correct and complete list of the following material commitments, contracts, agreements, arrangements or undertakings, whether oral or written (and in the case of oral commitments, contracts, agreements, arrangements or undertakings, also contains a description of the material terms thereof) to which the Company or the Subsidiaries are a party or by which their assets or properties are bound (“Contracts”):

(a) all Contracts (or group of related Contracts), for the purchase or sale or lease of goods, services, supplies, real property or capital assets, each requiring aggregate future payments by or to the Company or the Subsidiaries of more than $25,000 or having a non-cancelable term of more than six months;

(b) all Contracts for the distribution of the products of the Company or the Subsidiaries;

(c) prior to Closing, Seller shall present copies of all employment, management, consulting, profit sharing, stock option, stock purchase or stock appreciation Contracts or other equity-incentive, deferred compensation, retirement, change in control or severance Contracts or other agreements that provide for payments relating to the foregoing, including service agreements with self-employed persons, and all collective bargaining agreements, and, with respect to standard form employment contracts and service agreements, a description of the general provisions thereof, applicable to remuneration and other compensation (e.g. company car, vacation bonus, vacation entitlements, termination and prohibition of competition) and provisions applicable to specific Persons only;

(d) all joint venture, partnership or other Contracts involving the sharing of profits or losses;

(e) all acquisition or divestiture agreements that are currently enforceable against the Company or the Subsidiaries, including all Contracts relating to the acquisition by the Company or the Subsidiaries of the outstanding capital stock, equity interests or substantially all of the assets of any business enterprise;

(f) all material Contracts with the Company’s or Subsidiaries’ Affiliates, or with any of the Sellers or with any of the Company’s or the Subsidiaries’ directors, officers or any combination of such Persons;

(g) all notes, mortgages, indentures, loan or credit agreements and other commitments, Contracts or instruments reflecting obligations for borrowed money or other monetary Indebtedness or otherwise relating to the borrowing of money by, or the extension of credit to, the Company or the Subsidiaries and all security agreements securing Indebtedness of the Company or the Subsidiaries;

(h) outstanding guarantees, subordination agreements, indemnity agreements and other similar types of Contracts under which the Company or the Subsidiaries are or may become liable for or obligated to discharge, or any asset of the Company or the Subsidiaries are or may become subject to the satisfaction of, any Indebtedness, obligation, performance or undertaking of any Person;

(i) all Contracts preventing or restricting the Company’s or the Subsidiaries’ business activities in any location, including all non-competition agreements;

(j) all other agreements, commitments and understandings (written or oral) that require payment by or to the Company or the Subsidiaries of more than $25,000 or that cannot be terminated on less than 30 days’ notice without liability or are otherwise material to the business operations of the Company or the Subsidiaries; and

(k) all other material commitments, agreements, arrangements or undertakings to enter into any of the foregoing agreements.

The Sellers have delivered to the Buyer true and complete copies of each material Contract set forth on Schedule 3.13, including all amendments, exhibits, schedules, modifications, waivers and elections applicable thereto. Except as set forth on Schedule 3.13, with respect to each Contract: (i) such Contract is legal, valid, binding, enforceable and in full force and effect; (ii) such Contract will continue to be legal, valid, binding, enforceable and in full force and effect on identical terms immediately following the consummation of the transactions contemplated hereby; (iii) neither the Company or the Subsidiaries nor, to the Knowledge of the Sellers, any other party thereto is in breach or default with respect to such Contract; (iv) to the Knowledge of the Sellers, no event has occurred which with notice or lapse of time would constitute a breach or default, or permit termination, modification, or acceleration, under any such Contract; and (v) such Contract was entered into in the ordinary course of business. Except as expressly set forth on Schedule 3.13, no consent, approval, authorization, license, order or permit of, or declaration, filing or registration with, or notification to, any Governmental Authority or any other Person is required under any Contract in connection with the transaction contemplated by this Agreement.

SECTION 3.14 Insurance

The Company and the Subsidiaries maintains insurance coverage on their respective structures, facilities, equipment and other assets and properties and with respect to their employees and operations, which covers liabilities and risks prudently insured against by similar businesses and which insurance provides coverage that is, in light of industry practices and the operations of the Company and the Subsidiaries. At least five (5) Business Days prior to Closing, Sellers shall deliver Schedule 3.14 which sets forth the following information with respect to each insurance policy (including any self insurance arrangements) to which the Company and the Subsidiaries have been a party, a named insured, or otherwise the beneficiary of coverage at any time within the past two years: (a) the name, address, and telephone number of the agent; (b) the name of the insurer, the name of the policyholder, and the name of each covered insured; (c) the policy number and the period of coverage; and (d) the scope (including an indication of whether the coverage was on a claims made, occurrence, or other basis) and amount (including a description of how deductibles and ceilings are calculated and operate) of coverage. With respect to each such insurance policy: (a) the policy is and will continue following the Closing to be (on identical terms) legal, valid, binding and enforceable in accordance with its terms and is outstanding and in full force and effect; (b) neither the Company and the Subsidiaries or, to the Knowledge of the Sellers, any other party to the policy, are in breach or default (including with respect to the payment of premiums or the giving of notices), and, to the Knowledge of the Sellers, no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination, modification or acceleration under the policy; and (c) there are no outstanding unpaid premiums or claims under any such policy. Since December 31, 2005, no disallowance of any claim under any such insurance policy has been received by the Company and the Subsidiaries and the Company and the Subsidiaries have not been refused any insurance nor received any notice of cancellation or nonrenewal. The Company and the Subsidiaries are not now, nor will in the future be, obligated to pay any retroactively or retrospectively rated premiums or premium adjustments, deductible amounts or self-insured retentions in connection with any such insurance policies with respect to the period prior to the Closing Date. Since December 31, 2005, there has not been any failure to present any material claim under any such insurance policy in a timely fashion or in the manner or detail required by such insurance policy.

SECTION 3.15 Employee Benefits

(a) Schedule 3.15 (i) contains a true and complete list and description of each Employee Benefit Plan, other than the Employee Benefit Plans which are expressly required by applicable Law to be maintained and are maintained in accordance with (and do not in any manner differ from) the requirements of applicable Law and (ii) identifies each Employee Benefit Plan that is intended to qualify under Section 401(a) of the Code. With respect to each oral Employee Benefit Plan, Schedule 3.15 sets forth a complete summary of its terms and conditions.

(b) True and complete copies of each Employee Benefit Plan, including all amendments thereto and related trust, insurance contracts, and other funding arrangements have been delivered to the Buyer prior to the execution of this Agreement.

(c) Each Employee Benefit Plan is, and has been since its inception, administered in accordance with its terms and with the requirements of all Laws, including but not limited to ERISA, that are applicable to each such Employee Benefit Plan. In respect of each Employee Benefit Plan, the Company and the Subsidiaries have not failed to make any contribution to, or to pay any premium, tax, or funding obligation due and payable or typically paid as of a date on or before the Closing Date, as required by applicable Law, employment contract, or the terms of such Employee Benefit Plan. None of the Company or the Subsidiaries, any Employee Benefit Plan or any “party in interest,” as defined in Section 3(14) of ERISA, has engaged in a “prohibited transaction” which could subject any of them or Buyer to liability under Section 409 or Section 502(i) of ERISA or Section 4975 of the Code.

(d) Neither the Sellers, the Company or the Subsidiaries, any predecessor or ERISA Affiliate nor any other person Controlled by or under common Control with any of the foregoing within the meaning of Section 4001 of ERISA, has at any time contributed to any (i) “multiemployer plan,” as defined in Section 4001 of ERISA, or (ii) defined benefit pension plan which is subject to Part 3 of Title I of ERISA, Title IV of ERISA or Section 412 of the Code.

(e) There is no pending or, to the Knowledge of the Sellers, threatened legal Action, against the Sellers, the Company or the Subsidiaries or any Employee Benefit Plan which would reasonably be expected to result in liability to the Buyer, to any Person, or to any Employee Benefit Plan, and, to the Knowledge of the Sellers, there is no Basis for any such action, proceeding or investigation.

(f) No benefit under any Employee Benefit Plan, including, without limitation, any severance, change of control, or “parachute” payment plan or agreement, will be established or become accelerated, vested, funded or payable on account of any transaction contemplated by this Agreement.

(g) The Sellers and the Company and the Subsidiaries have not scheduled or agreed upon future increases of benefit levels under any Employee Benefit Plan or the establishment of new benefits or Employee Benefit Plans, and no such increases or establishment of benefits have been proposed, made the subject of representations to employees or their representatives, requested or demanded by employees under circumstances which make it reasonable to expect that such increases or benefits will be effected.

(h) The Sellers have provided or will provide timely notice to all Governmental Authorities, benefit administrators, employees, employee representatives or other Persons as required by Law, labor or other contract, or the terms of any Employee Benefit Plan to be given on or before the Closing Date on account of a change of control or identity of the employer or sponsor of an Employee Benefit Plan, termination of employees, or any transaction contemplated by this Agreement.

SECTION 3.16 Employment Matters

Except as disclosed on Schedule 3.16, (a) the Company and the Subsidiaries are not a party to, bound by, or negotiating in respect of any collective bargaining agreement or any other agreement with any labor union, association or other representative of any employees of the Company and the Subsidiaries, nor is any employee of the Company and the Subsidiaries represented by any labor union or other representative organization; (b) no labor union or other representative organization has been certified or recognized as the collective bargaining representative of any employees of the Company and the Subsidiaries; (c) there are no organizing campaigns or representation proceedings or campaigns in process to form a union, or collective bargaining unit or, to the Knowledge of Sellers, threatened, with respect to any employees of the Company and the Subsidiaries; (d) there are no existing nor, to the Knowledge of the Sellers, threatened labor strikes, work stoppages, organized slowdowns, unfair labor practice charges or complaints or labor arbitration proceedings affecting any employee of the Company and the Subsidiaries, and the Company and the Subsidiaries have not experienced any such labor controversy within the past five years; (e) the Company and the Subsidiaries paid in full to its employees all wages, salaries, commissions, bonuses, benefits and other compensation payable, as applicable, on or before the date hereof and on or before the Closing Date or otherwise arising as of such date under any policy, practice, agreement, plan, program, statute or other Law; (f) the Company and the Subsidiaries have not closed any plant or facility, effectuated any layoffs of employees or implemented any early retirement, separation or window program within the past five years, nor have the Company and the Subsidiaries planned or announced any such action or program for the future, and (g) the Company and the Subsidiaries are in compliance with all notification and bargaining obligations arising under applicable Laws. The Company and the Subsidiaries are in compliance with all applicable Laws, collective bargaining agreements, and employment contracts respecting employment, employment practices, work permits, terms and conditions of employment, and wages and hours requirements. The Company and the Subsidiaries are not engaged in any unfair labor practice and there is no unfair labor practice complaint against the Company and the Subsidiaries or grievance or labor arbitration pending. Neither the Sellers nor the Company and the Subsidiaries (including its key employees, directors and officers) have received any notice that any petition respecting any of the Company and the Subsidiaries employees has been filed with the U.S. National Labor Relations Board.

SECTION 3.17 Taxes

(a) Each of the Company and the Subsidiaries have filed timely all Tax Returns that they were required to file under applicable Laws. All such Tax Returns were correct and complete in all respects and were prepared in compliance with all applicable Laws. All Taxes due and owing by the Company and the Subsidiaries (whether or not shown on any Tax Return) have been paid. The Company and the Subsidiaries currently are not the beneficiaries of any extension of time within which to file any Tax Return other than as stated in Schedule 3.17. No claim has ever been made by an authority in a jurisdiction where the Company and the Subsidiaries do not file Tax Returns that the Company or the Subsidiaries is or may be subject to taxation by that jurisdiction. There are no Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of the Company and the Subsidiaries.

(b) The Company and the Subsidiaries have withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

(c) Neither the Sellers nor any of the directors and officers (or employees responsible for Tax matters) of the Company or the Subsidiaries expect any Governmental Authority to assess any additional Taxes for any period for which Tax Returns have been filed. No foreign, federal, state, or local Tax audits or administrative or judicial Tax proceedings are pending or being conducted with respect to the Company or the Subsidiaries. The Company and the Subsidiaries have not received from any foreign, federal, state, or local taxing authority (including jurisdictions where such Company has not filed Tax Returns) any (i) notice indicating an intent to open an audit or other review, (ii) request for information related to Tax matters, or (iii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any taxing authority against the Company or the Subsidiaries. Schedule 3.17 lists all Tax Returns filed with respect to the Company or the Subsidiaries for taxable periods ended on or after December 31, 2000, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit. The Sellers have delivered to the Buyer correct and complete copies of all Tax Returns for Taxes, and all examination reports, and statements of deficiencies assessed against or agreed to by the Company or the Subsidiaries filed or received since December 31, 2003.

(d) The Company and the Subsidiaries have not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(e) Neither the Company nor any of its Subsidiaries is a party to any agreement, contract, arrangement or plan that has resulted or could result, separately or in the aggregate, in the payment of (i) any “excess parachute payment” within the meaning of Code Section 280G (or any corresponding provision of state, local or foreign Tax law) and (ii) any amount that will not be fully deductible as a result of Code Section 162(m) (or any corresponding provision of state, local or foreign Tax law). Neither the Company nor any of its Subsidiaries has been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii). The Company and the Subsidiaries are not a party to or bound by any Tax allocation or sharing agreement. The Company and the Subsidiaries (i) have not been a member of an Affiliated Group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company) and (ii) have satisfied any Liability for the Taxes of any Person (other than the Company or the Subsidiaries) under Reg. §1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

(f) The unpaid Taxes of the Company and the Subsidiaries (i) did not, as of May 31, 2007, exceed the reserve for Tax Liability (including any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the March 31, 2007 balance sheet (rather than in any notes thereto) and (ii) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company and the Subsidiaries in filing their Tax Returns. Since March 31, 2007, the Company and the Subsidiaries have not incurred any liability for Taxes arising from extraordinary gains or losses, as that term is used in GAAP, outside the ordinary course of business consistent with past custom and practice.

(g) To the Knowledge of the Sellers, the Company and the Subsidiaries will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any:

(i) change in method of accounting for a taxable period ending on or prior to the Closing Date;

(ii) any agreement with any Tax authority executed on or prior to the Closing Date;

(iii) intercompany transaction or excess loss account described in Treasury Regulations under Code §1502 (or any corresponding or similar provision of state or local income Tax law);

(iv) installment sale or open transaction disposition made on or prior to the Closing Date; or

(v) prepaid amount received on or prior to the Closing Date.

(h) The Company and the Subsidiaries have met all prerequisites and requirements for any investment grants and subsidies received or accrued.

SECTION 3.18 Accounts Receivable; Accounts Payable

(a) Accounts Receivable; Accounts Payable. All accounts receivable of the Company and the Subsidiaries are reflected properly on their books and records, are valid receivables subject to no setoffs or counterclaims, are, to the Knowledge of Sellers, current and collectible and will be collected in the ordinary course of business at their recorded amounts, subject only to the reserve for bad debts set forth on the face of the May 31, 2007 balance sheet (rather than in any notes thereto) as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company and the Subsidiaries. Schedule 3.18(a) sets forth a complete and accurate list of all outstanding accounts receivable as of the date of this Agreement, which list sets forth the aging of such accounts receivables.

(b) Accounts Payable. Schedule 3.18(b) contains a complete and accurate list of all accounts payable as of the date of this Agreement, which list sets forth the aging of each such account payable. All accounts payable that are reflected on the March 31, 2007 balance sheet, on Schedule 3.18(b), or on the accounting records of the Company and the Subsidiaries as of the Closing Date represent valid obligations arising from products or services actually received by or loans actually made to the Company and the Subsidiaries in the ordinary course of business.

SECTION 3.19 Environmental Matters

To the Knowledge of the Sellers, the Company and the Subsidiaries are, and at all prior times have been, in continuous compliance with all Environmental Laws and there is no condition that would reasonably be expected to prevent or interfere with such compliance with all Environmental Laws in the future.

SECTION 3.20 Customers

Schedule 3.20 lists for the year ended December 31, 2006 and for the five months ended May 30, 2007, its top 10 customers, listing for each customer the aggregate value of the sales made by the Company and the Subsidiaries in the year ended December 31, 2006 and the five months ended May 30, 2007. Since December 31, 2006, there has not been (i) any material change in the business relationship of the Company and the Subsidiaries with any of their material customers, including all of the customers listed on Schedule 3.20, or (ii) any change in any material term (including credit terms) of the customer agreements or other arrangements with any such customers.

SECTION 3.21 Effect of Transaction

Except as indicated on Schedule 3.21, no creditor, employee, client, customer, supplier or other Person having a business relationship with the Company and the Subsidiaries has informed the Sellers or the Company and the Subsidiaries (including their key employees, directors and officers) that such Person will, and, to the Knowledge of the Sellers, no such Person intends to, cancel, terminate or otherwise modify such relationship because of the consummation of any of the transactions contemplated hereby or otherwise.

SECTION 3.22 No Broker

None of the Sellers the Company and the Subsidiaries (i) has had any dealings, negotiations or communications with or retained any broker or other intermediary in connection with the transactions contemplated by this Agreement or (ii) is committed to any liability for any brokers’ or finders’ fees or any similar fees in connection with the transactions contemplated by this Agreement.

SECTION 3.23 Additional Information

Schedule 3.23, to the extent not described on another Schedule to this Agreement, contains accurate lists and summary descriptions of the following:

(a) the names and addresses of every bank and other financial institution in which the Company or the Subsidiaries maintain an account (whether checking, savings or otherwise), lock box or safe deposit box, and the account numbers and names of persons having signing authority or other access thereto;

(b) the names of all persons authorized to borrow money or incur or guarantee indebtedness on behalf of the Company and the Subsidiaries;

(c) the names of all Persons holding powers of attorney from the Company and the Subsidiaries empowering them to act on behalf of the Company and the Subsidiaries and a summary statement of the terms thereof; and

(d) any and all outstanding loans made, or taken or held by the Company and the Subsidiaries.

SECTION 3.24 Product Warranty and Product Liability

(a) Product Warranty. To the Knowledge of the Sellers, each product manufactured, sold, leased, or delivered by the Company and the Subsidiaries has been in conformity with all applicable contractual commitments and all express and implied warranties. To the Knowledge of the Sellers, the Company and the Subsidiaries have no Liability (and there is no Basis for any present or future Action against any of them giving rise to any Liability) for replacement or repair thereof or other damages in connection therewith, subject only to the reserve for product warranty claims set forth on the face of the March 31, 2007 balance sheet (rather than in any notes thereto) as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company and the Subsidiaries. Schedule 3.24(a) includes copies of the standard terms and conditions of sale or lease for the Company and the Subsidiaries (containing applicable guaranty, warranty, and indemnity provisions). No product manufactured, sold, leased, or delivered by the Company and the Subsidiaries is subject to any guaranty, warranty, or other indemnity beyond the applicable standard terms and conditions of sale or lease set forth in Schedule 3.24(a).

(b) Product Liability. To the Knowledge of the Sellers, the Company and the Subsidiaries have no Liability (and there is no Basis for any present or future Action against any of them giving rise to any Liability) arising out of any injury to individuals or property as a result of the ownership, possession, or use of any product manufactured, sold, leased, or delivered by the Company and the Subsidiaries.

SECTION 3.25 Accredited Investors

With respect to the issuance of the Vuance Shares to the Minority Shareholders:

(a) The Minority Shareholders can bear the economic risk of this investment and can afford a complete loss thereof. The Minority Shareholders (i) have adequate means of providing for their current and presently foreseeable future needs, (ii) have no present need for liquidity of their investment in the Shares, and (iii) will not have an overall commitment to non-marketable investments disproportionate to its net worth.

(b) The Minority Shareholders each qualify as an “accredited investor” as such term is defined under Rule 501 under the Securities Act of 1933 (the “Securities Act”), as amended.

(c) The Minority Shareholders, and such other persons whom the Minority Shareholders have found it necessary or advisable to consult, have sufficient knowledge and experience in business and financial matters to evaluate the risks of the investment and to make an informed investment decision with respect thereto; and the Minority Shareholders have been provided with copies of the audited financial statements of the Buyer’s Parent for the fiscal years ended December 31, 2005 and 2006 and the unaudited financial statements for the three months ended March 31, 2007 (collectively, the “Buyer’s Parent Financial Statements”) and a copy of the Buyer’s Parent annual report on Form 20-F for 2005, and have been given the opportunity to ask Buyer’s Parent management questions related to the operations and financial condition of Buyer’s Parent.

(d) The Minority Shareholders understand that the issuance of the Vuance Shares has not been registered under the Securities Act, or pursuant to the provisions of the securities or other laws of any other applicable jurisdictions. The Minority Shareholders understand that the Vuance Shares are being issued in reliance upon the exemptions for private offerings contained in Regulation D as promulgated under the Securities Act and upon the laws of such other applicable jurisdictions based upon the fact that this issuance of Vuance Shares will only be made to a limited number of investors, and acknowledges that any certificate representing shares of the Vuance Shares shall bear a legend to such effect. The Minority Shareholders are fully aware that the reliance on such exemptions for their purchase of the Vuance Shares is based, in part, upon its representations, warranties and agreements hereto. As the issuance has not been registered under the Securities Act, the Minority Shareholders are fully aware that (i) they must bear the economic risk of its investment herein for the period of time which is required by the Act, and (ii) their investment in the Vuance Shares cannot be offered or sold unless the offering is subsequently registered under the Securities Act or an exemption from such registration of the Vuance Shares issued hereunder is contemplated. The Minority Shareholders understand that no federal or state agency has passed upon or made any recommendation or endorsement of the Vuance Shares.

The Minority Shareholders understand the meaning and legal consequences of the foregoing representations and warranties. Each such representation and warranty made by the Minority Shareholders shall survive the issuance of the Vuance Shares.

SECTION 3.26 No Series A Preferred Stock Payment Obligations

As of the date of this Agreement, HMSC has no outstanding payment obligations to the Company pursuant to the Series A Convertible Preferred Stock Purchase Agreement, dated August 21, 2006 (the “Series A Preferred Stock Agreement”).

SECTION 3.27 Disclosure

The representations and warranties contained in this Article III do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Article III not materially misleading.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE BUYER

The Buyer and the Buyer’s Parent (with respect to Section 4.4 through 4.13) hereby represent and warrant to the Sellers that the statements contained in this Article IV are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article IV.

SECTION 4.1 Organization

The Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware (as in effect on the date hereof and on the Closing Date).

SECTION 4.2 Due Authorization

The Buyer has full right, power and authority to execute and deliver this Agreement and each agreement or instrument executed and delivered in connection herewith or pursuant hereto to which it is a party, to consummate the transactions contemplated hereby and thereby and to perform its obligations hereunder and thereunder. The Buyer’s execution, delivery and performance of this Agreement and all agreements and instruments executed in connection herewith and delivered pursuant hereto and its performance of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action. This Agreement and all agreements or instruments executed and delivered by the Buyer in connection herewith or pursuant hereto have been or will at Closing be duly executed and delivered by the Buyer, and this Agreement and all agreements and instruments executed by the Buyer in connection herewith or delivered by the Buyer pursuant hereto constitute and will at Closing constitute legal, valid and binding obligations of the Buyer enforceable against the Buyer in accordance with their respective terms (except to the extent that enforcement may be affected by applicable bankruptcy, reorganization, insolvency and similar Laws affecting creditors’ rights and remedies generally and by general principles of equity (regardless of whether enforcement is sought at law or in equity)).

SECTION 4.3 Noncontravention

The execution, delivery and performance by the Buyer of this Agreement and all of the other agreements or instruments contemplated hereby do not and will not (a) conflict with or violate any Laws (as in effect on the date hereof and on the Closing Date) applicable to the Buyer, (b) conflict with or violate any provision of the Buyer’s organization documents (c) violate, result in a breach, default or acceleration under, or give rise to any penalty or any right of termination, cancellation or modification under, any agreement to which the Buyer is a party or by which it is bound or (d) require the consent, approval, authorization, license, order or permit of, or declaration, filing or registration with, or notification to, any Governmental Authority, or any other Person.

SECTION 4.4 Issuance of the Vuance Shares.

The Vuance Shares, when issued and paid for in accordance with this Agreement, will be duly authorized and validly issued, fully paid and nonassessable, free and clear of all Liens imposed by the Buyer’s Parent other than restrictions on transfer provided for in this Agreement.

SECTION 4.5 Capitalization.

The capitalization of the Buyer’s Parent is as set forth on Schedule 4.5. Except as set forth on Schedule 4.5, (i) no Person has any right of first refusal, preemptive right, right of participation, or any similar right to participate in the transactions contemplated by this Agreement, (ii) there are no outstanding options, warrants, script rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities, rights or obligations convertible into or exercisable or exchangeable for, or giving any Person any right to subscribe for or acquire, any Vuance Shares, or contracts, commitments, understandings or arrangements by which the Buyer’s Parent or any of its subsidiaries is or may become bound to issue additional ordinary shares or ordinary share equivalents and (iii) the issuance of the Vuance Shares pursuant to this Agreement will not obligate the Buyer’s Parent to issue ordinary shares of its share capital or other securities to any Person (other than the Sellers) and will not result in a right of any holder of Buyer’s Parent securities to adjust the exercise, conversion, exchange or reset price under any of such securities. All of the outstanding shares of the share capital of the Buyer’s Parent are validly issued, fully paid and nonassessable, have been issued in compliance with all federal and state securities laws, and none of such outstanding shares was issued in violation of any preemptive rights or similar rights to subscribe for or purchase securities. As of the Closing Date, no further approval or authorization of any stockholders, the Board of Directors of the Buyer’s Parent or others will be required for the issuance and sale of the Vuance Shares. There are no stockholders agreements, voting agreements or other similar agreements with respect to the Buyer’s Parent’s share capital to which the Buyer’s Parent is a party or, to the Knowledge of the Buyer’s Parent, between or among any of the Buyer’s Parent’s stockholders.

SECTION 4.6 Financial Statements.

The Buyer’ Parent Financial Statements (attached as Schedule 4.6 hereto) have been prepared in accordance with GAAP, except as may be otherwise specified in such Buyer Parent’s Financial Statements or the notes thereto and except that unaudited portion of the Buyer Parent’s Financial Statements may not contain all footnotes required by GAAP, and fairly present in all material respects the financial position of the Buyer’s Parent and its consolidated subsidiaries as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, immaterial, year-end audit adjustments.

SECTION 4.7 Private Placement.

No registration under the Securities Act is required for the offer and sale of the Vuance Shares by the Buyer’s Parent to the Sellers as contemplated hereby. The issuance and sale of the Vuance Shares hereunder does not contravene the rules and regulations of the Trading Markets. The issuance of the Vuance Shares pursuant to this Agreement will not require any registration or qualification under any non-U.S. jurisdiction.

SECTION 4.8 Investment Company.

The Buyer’s Parent is not, and is not an Affiliate of, and immediately after receipt of payment for the Vuance Shares, will not be or be an Affiliate of, an “investment company” within the meaning of the Investment Company Act of 1940, as amended. The Buyer’s Parent shall conduct its business in a manner so that it will not become subject to the Investment Company Act of 1940, as amended.

SECTION 4.9 Listing and Maintenance Requirements.

The Buyer’s Parent ordinary shares are registered pursuant to 12(g) of the Exchange Act, and the Buyer’s Parent has taken no action designed to, or which to its knowledge is likely to have the effect of, terminating the registration of the Buyer’s Parent’s ordinary shares under the Exchange Act nor has the Buyer’s Parent received any notification that the Securities and Exchange Commission is contemplating terminating such registration. The Buyer’s Parent has not, in the 12 months preceding the date hereof, received notice from any Trading Market on which the ordinary shares are or have been listed or quoted to the effect that the Buyer’s Parent is not in compliance with the listing or maintenance requirements of such Trading Market. The Buyer’s Parent is, and has no reason to believe that it will not in the foreseeable future continue to be, in compliance with all such listing and maintenance requirements.

SECTION 4.10 No Integrated Offering.

Assuming the accuracy of the Minority Shareholders’ representations and warranties set forth in Section 3.25, neither the Buyer’s Parent, nor any of its Affiliates, nor any Person acting on its or their behalf has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would cause this offering of the Vuance Shares to be integrated with prior offerings by the Buyer’s Parent for purposes of the Securities Act in a manner that would require the registration under the Securities Act of the sale of the Vuance Shares to the Sellers or any applicable shareholder approval provisions of any Trading Markets on which any of the securities of the Buyer’s Parent are listed or designated.

SECTION 4.11 Foreign Corrupt Practices.

Neither the Buyer’s Parent or any of its subsidiaries, nor to the Knowledge of the Buyer’s Parent, any agent or other person acting on behalf of the Buyer’s Parent, has (i) directly or indirectly, used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to foreign or domestic political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to any foreign or domestic political parties or campaigns from corporate funds, (iii) failed to disclose fully any contribution made by the Buyer’s Parent or any of its subsidiaries (or made by any person acting on their behalf of which the Buyer’s Parent is aware) which is in violation of law, or (iv) violated in any material respect any provision of the Foreign Corrupt Practices Act of 1977, as amended.

SECTION 4.12 No Broker

Except for Oberon Securities, LLC, the Buyer Parties (i) have not had any dealings, negotiations or communications with or retained any broker or other intermediary in connection with the transactions contemplated by this Agreement and (ii) are not committed to any liability for any brokers’ or finders’ fees or any similar fees in connection with the transactions contemplated by this Agreement.

SECTION 4.13 Contract Prohibitions

Neither the Buyer Parties nor any of their subsidiaries is, due to any past action, omission of affiliation, prohibited from, or would reasonably be expected to be prohibited from, entering into any supply, service or other contract with the United States government or any instrumentality thereof.

ARTICLE V
OTHER AGREEMENTS

SECTION 5.1 Lock-Up

(a) Other than as set forth herein or a security interest granted by HSMC to its largest existing lender in the Vuance Shares, the Sellers will not offer, sell, contract to sell, hypothecate, pledge or otherwise dispose of (or enter into any transaction which is designed to, or might reasonably be expected to, result in the disposition (whether by actual disposition or effective economic disposition due to cash settlement or otherwise) by the Sellers or any Affiliate of the Sellers or any person in privity with the Sellers or any Affiliate of the Sellers), directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Securities Exchange Act of 1934 (the “Exchange Act”) with respect to, any Vuance Shares beneficially owned, held or hereafter acquired by the Sellers. Beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act. The prohibition under this Section 5.1 shall not apply to a transfer by the Sellers of up to an aggregate of 7,000 Vuance Shares to Peter Miller, William LaPointe or Rampart Partners, LLC, provided that such Persons execute a lock-up agreement with prohibitions identical to those contained in this Section 5.1 and such Persons represent that they are “accredited investors” as such term is defined under Rule 501 under the Securities Act. Buyer will impose irrevocable stop-transfer instructions preventing its transfer agent from effecting any actions in violation of this Section 5.1.

(b) The restrictions on the transfer of the Vuance Shares set forth in Section 5.1(a) will expire (i) for the Minority Shareholders in twelve equal installments, commencing with the end of the first calendar quarter following the Closing and each of the eleven following calendar quarters thereafter, and (ii) for HMSC in eight equal installments, commencing with the end of the first calendar quarter following the Closing and each of the seven following calendar quarters thereafter.

(c) Following expiration of the restrictions under Section 5.1(a) pursuant to Section 5.1(b), the Vuance Shares may be transferred in accordance with the limitations under Rule 144 under the Securities Act, provided that in no event may HMSC transfer any of its Vuance Shares to any of its shareholders or creditors.

SECTION 5.2 Piggyback Registration Rights

If at any time or times after the date hereof Buyer’s Parent shall seek to register any of its ordinary shares under the Securities Act for sale to the public for its own account or on the account of others (except with respect to registration statements on Form S-4, Form S-8 or another form not available for registering the Vuance Shares for sale to the public), Buyer’s Parent will promptly give written notice thereof to HMSC. If within twenty (20) days after their receipt of such notice HMSC requests the inclusion of some or all of the Vuance Shares owned by it in such registration, Buyer’s Parent will use its reasonable best efforts to effect the registration under the Securities Act of such Vuance Shares. In the case of the registration of ordinary shares by Buyer’s Parent in connection with any underwritten public offering to which this Section 5.2 applies, if the underwriter(s) determines that reasonable and customary marketing factors require a limitation on the number of Vuance Shares to be offered, then Buyer’s Parent shall not be required to register Vuance Shares of HMSC in excess of the amount, if any, of ordinary shares which the principal underwriter of such underwritten offering shall reasonably and in good faith agree to include in such offering in addition to any amount to be registered for the account of Buyer’s Parent.

SECTION 5.3 Voting of HMSC’s Vuance Shares

HMSC will grant an irrevocable power of attorney in the form attached hereto as Exhibit A to the chairman of the board of directors of Buyer’s Parent to exercise all voting rights related to its Vuance Shares, until a voluntary sale or transfer of the Vuance Shares in accordance with Section 5.1 has occurred.

SECTION 5.4 Right of First Refusal

To the extent that and as long as HMSC’s Vuance Shares remain subject to the restrictions set forth in Section 5.1(a), upon the occurrence of any sale by HMSC of its Vuance Shares due to HSMC’s bankruptcy, insolvency or otherwise by operation of law (an “Involuntary Sale”), Buyer’s Parent or Buyer will have the right to purchase all (but not less than all) HSMC’s Vuance Shares on the following terms and conditions:

(a) HSMC will give Buyer prompt written notice (the “Sale Notice”) of any pending Involuntary Sale and Buyer or Buyer’s Parent will have five (5) Business Days to elect to purchase HSMC’s Vuance Shares. The purchase of HSMC’s Vuance Shares must occur within five (5) Business Days of such election at a purchase price per share equal to the average closing price of the Buyer Parent’s common stock on the Trading Markets for the fifteen (15) Business Days prior to the purchase date. The purchase price for Vuance Shares acquired pursuant to this Section 5.4(a) must be paid in immediately available funds.

(b) In the event that neither Buyer’s Parent nor the Buyer elects to purchase HMSC’s Vuance Shares, will not have the right to prevent or delay the Involuntary Sale..

SECTION 5.5 Note Assumption

As of the date of this Agreement, the Company has outstanding a note payable to the Minority Shareholders Messrs. Joel Konicek, James Peroutka and James Vinson (the “Noteholders”) in the amount of $467,582 (subject to adjustment for regular interest payments not paid) (the “Note”). At the Closing, Buyer will assume all obligations under the Note from the Company pursuant to a customary assignment and assumption agreement (the “Assignment and Assumption Agreement”). Alternatively, Buyer’s Parent may issue a number of ordinary shares to the Noteholders equal to the outstanding amount of the Note divided by the Closing Price Per Share, in which event (i) all of the Company’s obligations under the Note shall terminate, and (ii) such ordinary shares shall be subject to the restrictions set forth in Section 5.1(a), which restrictions shall expire in twelve equal installments, commencing with the end of the first calendar quarter following the Closing and each of the eleven following calendar quarter thereafter.

SECTION 5.6 HMSC Financing

In the event that HMSC provides debt financing to the Company prior to the Closing (the “HMSC Financing”), the Buyer will cause the Company to repay such financing in immediately available funds up to $400,000 with an 8% per annum interest rate promptly after Closing.

SECTION 5.7 Conversion of Series A Preferred Stock; Termination of Certain Agreement

(a) All shares of Series A Preferred Stock issued under the Series A Preferred Stock Agreement will be converted into shares of common stock immediately prior to the Closing.

(b) All rights and obligations arising out of (i) the Series A Preferred Stock Agreement, (ii) the Agreement and Plan of Merger among the Company, Security Holding Enterprises, Inc. and the Minority Shareholders (the “Merger Agreement”) and (iii) certain restricted stock agreements between the Company on the one hand and the Minority Shareholders and certain employees of the Company on the other hand (the “Restricted Stock Agreements”) will be terminated before Closing.

SECTION 5.8 Employment Agreements

Prior to the Closing, Messrs. Joel Konicek, James Peroutka and Charles Martin will have entered into employment agreements with the company or the subsidiaries, forms of which are attached hereto as Exhibit B (the “Employment Agreements”).

SECTION 5.9 Listing of Ordinary Shares

The Buyer’s Parent hereby agrees to use best efforts to maintain the listing or quotation of the Buyer’s Parent ordinary shares on the Trading Markets, and as soon as reasonably practicable following the Closing (but not later than first anniversary of the Closing Date) to list (or include for quotation) all of the Vuance Shares issued to the Sellers on such Trading Markets. The Buyer’s Parent further agrees, if the Buyer’s Parent applies to have the Buyer’s Parent ordinary shares traded on any other securities exchange, trading market or quotation system, it will include in such application all of the ordinary shares, and will take such other action as is necessary to cause all of the Vuance Shares to be listed on such other securities exchange, trading market or quotation system as promptly as possible.

SECTION 5.10 Form D; Blue Sky Filings.

The Buyer’s Parent agrees to timely file a Form D with respect to the Vuance Shares as required under Regulation D and to provide a copy thereof, promptly upon request of any Seller. The Buyer’s Parent shall take such action as the Buyer’s Parent shall reasonably determine is necessary in order to obtain an exemption for, or to qualify the Vuance Shares for, sale to the Sellers at the Closing under applicable securities or “Blue Sky” laws of the states of the United States, and shall provide evidence of such actions promptly upon request of any Seller.

ARTICLE VI
PRE AND POST-CLOSING COVENANTS

SECTION 6.1 Conduct of Business

From the date of this Agreement until the earlier of the Closing Date and the date of the termination of this Agreement in accordance with its terms, the Sellers shall cause the Company and the Subsidiaries to, and the Company and the Subsidiaries shall, conduct their Business in the ordinary course consistent with past practice and in conformance with all Laws, to preserve their assets, properties, business goodwill, and relationships with their suppliers, customers and others having business relationships with it and retain the services of its employees. Without limiting the generality of the foregoing, from the date of this Agreement until the earlier of Closing or the termination of this Agreement in accordance with its terms, except as specifically permitted elsewhere in this Agreement or by this Agreement, the Sellers must not cause the Company or the Subsidiaries to:

(a) declare, set aside or pay any dividend or other distribution with respect to their capital stock (whether in cash or in kind) or redeem, purchase or otherwise acquire any of its capital stock;

(b) (i) mortgage, pledge or otherwise encumber, incur or suffer to exist any Lien (other than Permitted Liens) on any of its properties or assets; (ii) guarantee any Indebtedness of another Person or enter into any “keep well” or other agreement to maintain any financial condition of another Person; or (iii) make any loans, advances or capital contributions to, or investments in, any other Person;

(c) forgive, cancel or compromise any Indebtedness owing to them or any claims which they may have possessed, or waive any right of substantial value;

(d) (i) issue, deliver, dispose of, pledge, sell or otherwise encumber or authorize or propose the issuance, sale, disposition or pledge or other encumbrance of any shares of capital stock of any class or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for any shares of its capital stock, or grant any rights, warrants, options, calls, commitments or any other agreements of any character to purchase or acquire any shares of their capital stock or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for, any shares of their capital stock, or redeem, repurchase or otherwise acquire any such securities, or (ii) split, combine or reclassify any shares of their capital stock;

(e) sell, lease, transfer, assign or otherwise dispose of any assets of the Company or the Subsidiaries;

(f) enter into any new unrelated line of business or acquire any business or any corporation, partnership, association or other business organization or division thereof;

(g) fail to comply, in any material respect, with all applicable Laws (as in effect from the date hereof to the Closing Date) and with all applicable Orders;

(h) amend their articles of incorporation, bylaws or other organizational documents, or merge, reorganize or consolidate with or into any other Person;

(i) make any change in its accounting methods or practices other than those required to effect compliance with GAAP;

(j) grant any license or sublicense of any rights under or with respect to any Company IP;

(k) make any loan to, or enter into any other transaction with, any director, officer or employee;

(l) (i) increase the compensation or fringe benefits of any present or former director, officer, employee or consultant of the Company or the Subsidiaries (except for increases in salary or wages, in the ordinary course of business consistent with past practice or the payment of accrued or earned but unpaid bonuses or as otherwise required by Law), (ii) grant any bonus, severance or termination pay to any present or former director, officer, employee or consultant of the Company or the Subsidiaries, except pursuant to an Employee Benefit Plan in existence on the date of this Agreement the terms of which have been disclosed on Schedule 3.15, (iii) establish, adopt, enter into, amend, modify or terminate any Employee Benefit Plan or any plan, agreement, program, policy, trust, fund or other arrangement that would be an Employee Benefit Plan if it were in existence as of the date of this Agreement, except for amendments required by Law, (iv) grant any equity or equity-based awards, or (v) terminate, hire or materially modify the employment terms of any employee of the Company;

(m) fail to maintain or renew any Permits required for their business;

(n) amend, modify or terminate any Contract of a type required to be disclosed pursuant to Section 3.13 or enter into any new Contract of a type required to be disclosed pursuant to Section  3.13;

(o) (i) enter into or renew any lease, agreement or commitment which, if entered into prior to the date of this Agreement would be required to be disclosed on Schedule 3.10, or cause, or take any action to allow, any lease, agreement or commitment listed on Schedule 3.10 to lapse (other than in accordance with its terms), to be modified in any material adverse respect, or otherwise to become impaired in any material manner;

(p) make or pledge to make any charitable or other capital contribution;

(q) initiate any Action or settle any Action, which in either case is not fully covered by insurance;

(r) enter into any transaction or incur any liability or obligation that is material to their business or operations, including commencing any new research, development or marketing programs and incurring any liability or obligation in connection therewith;

(s) (i) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization with respect to any of the Company or the Subsidiaries; (ii)  make any acquisition by means of stock purchase, asset purchase, merger, consolidation or otherwise; (iii) enter into any agreement providing for acceleration of payment or performance or other consequence as a result of a change of control of the Company or the Subsidiaries; (iv) enter into any negotiations or discussions with, regarding or relating to recognizing any collective bargaining representative for the employees of the Company or the Subsidiaries; (v) submit or file with, or otherwise voluntarily participate as a party to any material stipulation, pleading, filing or other proceeding with any Governmental Authority with jurisdiction over the Company or the Subsidiaries or fail to notify the Buyer promptly of any involuntary participation in any of the foregoing; or

(t) without the prior written approval of Buyer, (i) create, incur or assume any Indebtedness (other than the HMSC Financing) in excess of $25,000 in the aggregate; (ii) make or agree to make any new capital or other expenditures involving more than $25,000 in the aggregate; acquire or invest in any assets involving more than $25,000; or

(u) authorize any of, or agree or commit to do any of, the foregoing actions.

SECTION 6.2 Pre-Closing Access to Information

(a) Access to Books; Records; Personnel; Properties. From the date hereof until the Closing Date, the Sellers shall cause the Company and the Subsidiaries to permit the Buyer and its authorized agents, officers and representatives to have full access to the properties, personnel, customers, suppliers, advisors (including attorneys and accountants), books, records, contracts, information and documents of the Company and the Subsidiaries to conduct such examinations and investigations of the Company and the Subsidiaries as the Buyer deems desirable or necessary; provided, however, that such examinations and investigations shall be conducted during normal business hours. The Sellers and the Company and the Subsidiaries shall cooperate in all reasonable respects and in a prompt and timely manner with the Buyer’s examinations and investigations, and will authorize the Buyer and its employees, agents and representatives to gain access to governmental records concerning environmental matters that relate to or affect the Company’s or the Subsidiaries’ facilities.

SECTION 6.3 Cooperation; Notices and Consents

(a) Generally. Upon the terms and subject to the conditions of this Agreement, each of the parties hereto hereby agrees to use its commercially reasonable efforts to take all actions which are necessary, proper or advisable in order to consummate and make effective the transactions contemplated hereby.

(b) Notices and Consents. The Sellers shall cause the Company and the Subsidiaries to (i) give any notices to third parties necessary for the consummation of the transactions contemplated hereunder, (ii) use their commercially reasonable efforts to as soon as practicable obtain all third-party consents, approvals and waivers necessary for the consummation of the transactions contemplated hereunder, including, but not limited to, the consents, approvals and waivers necessary with respect to the Leases disclosed on Schedule 3.10, and (iii) consult with and obtain the Buyer’s prior approval to any notice or consent letter submitted to a third party pursuant to (i) and (ii). Each of the parties shall (and the Sellers shall cause the Company and the Subsidiaries to) give any notices to, make any filings with, and use its commercially reasonable efforts to obtain any authorizations, consents, and approvals of, Governmental Authorities required in connection with the consummation of the transactions contemplated by this Agreement.

(c) Duty to Keep Informed. The Buyer and the Sellers shall consult with each other and keep each other informed of the status of the matters referred to in this Section 6.3 and, except to the extent confidential treatment has been given in any document filed with a Governmental Authority pursuant to this Section 6.3, shall provide each other with copies of all such documents prepared on its behalf and all correspondence relating to the matters referred to in this Section 6.3.

SECTION 6.4 Publicity

All general notices, releases, statements and communications to employees, suppliers, distributors and customers of the Company and the Subsidiaries and to the general public and the press relating to the transactions covered by this Agreement shall be made only at such times and in such manner as may be reasonably agreed upon in advance between the Buyer and the Sellers; provided, however, that any party hereto shall be entitled to make a public announcement of the foregoing if, in the written opinion of its legal counsel delivered to the other party, such announcement is required to comply with any Law, provided that such party first consults with the other party hereto and gives prior written notice of its intention to make such public announcement.

SECTION 6.5 Tax Matters

The following provisions shall govern the allocation of responsibility as between the Buyer and the Sellers for certain Tax matters following the Closing Date:

(a) Straddle Period. In the case of any taxable period that includes (but does not end on) the Closing Date (a “Straddle Period”), the amount of any Taxes based on or measured by income or receipts of the Company and the Subsidiaries for the Pre-Closing Tax Period shall be determined based on an interim closing of the books as of the close of business on the Closing Date (and for such purpose, the taxable period of any partnership or other pass-through entity in which the Company or the Subsidiaries hold a beneficial interest shall be deemed to terminate at such time) and the amount of other Taxes of the Company and the Subsidiaries for a Straddle Period that relates to the Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period.

(b) Indemnity. Sellers shall, severally and jointly, indemnify the Buyer Indemnified Parties and hold them harmless from and against (without duplication) any Losses attributable to (i) all Taxes (or the non-payment thereof) of the Company and the Subsidiaries for all taxable periods ending on or before the Closing Date and the portion through the end of the Closing Date for any taxable period that includes (but does not end on) the Closing Date (“Pre-Closing Tax Period”), (ii) all Taxes of any member of an affiliated, consolidated, combined or unitary group of which the Company or the Subsidiaries (or any predecessor of any Company or the Subsidiaries) are or were a member on or prior to the Closing Date, including pursuant to Treasury Regulation §1.1502-6 or any analogous or similar Law, and (iii) any and all Taxes of any person (other than the Company and the Subsidiaries) imposed on the Company and the Subsidiaries as a transferee or successor, by contract or pursuant to any Law, which Taxes relate to an event or transaction occurring before the Closing.

(c) Responsibility for Filing Tax Returns.  The Buyer shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Company and the Subsidiaries that are filed after the Closing Date. The Buyer shall permit the Sellers to review and comment on any such Tax Return that covers a Pre-Closing Tax Period.

(d) Cooperation on Tax Matters.

(i) The Buyer, the Company, the Subsidiaries, and the Sellers shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns pursuant to this Section 6.5 and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other Party's request) the provision of records and information that are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Buyer, the Company and the Subsidiaries and the Sellers will (A) retain all books and records with respect to Tax matters pertinent to the Company and the Subsidiaries relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by the Buyer or the Sellers, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (B) to give the other Party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other Party so requests, the Buyer, the Company, the Subsidiaries or the Sellers, as the case may be, shall allow the other Party, at such Party’s sole cost, to take possession of such books and records.

(ii) The Buyer and the Sellers further agree, upon request, to use their best efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

(e) Tax-Sharing Agreements.  All tax-sharing agreements or similar agreements with respect to or involving the Company and the Subsidiaries shall be terminated as of the Closing Date and, after the Closing Date, the Company and the Subsidiaries shall not be bound thereby or have any liability thereunder.

(f) Certain Taxes and Fees. All transfer, documentary, sales, use, stamp, registration and other such Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with consummation of the transactions contemplated by this Agreement shall be paid by the Sellers when due. The Sellers will, at its own expense, file all necessary Tax Returns and other documentation with respect to all such Taxes, fees and charges, and, if required by applicable law, the Buyer will, and will cause its Affiliates to, join in the execution of any such Tax Returns and other documentation.

SECTION 6.6 Exclusivity

From the date hereof until the earlier of the Closing Date or the date of the termination of this Agreement in accordance with its terms, the Sellers, the Company and the Subsidiaries shall not, and shall cause their officers, directors, representatives, agents and Affiliates not to: (a) enter into any written or oral agreement or understanding with any Person (other than the Buyer) regarding a sale of the Company or the Subsidiaries, any part of their stock, assets (other than inventory in the ordinary course of business) or business, or a merger, consolidation, or re-capitalization involving the Company or a Subsidiary (“Another Transaction”); (b) enter into, participate or continue any negotiations or discussions with any Person (other than the Buyer or the Buyer’s advisors and agents) relating to Another Transaction; or (c) provide any non-public or other confidential or proprietary information regarding this Agreement, the Company or the Subsidiaries or their Affiliates (including legal and contractual documentation or any financial information, projections, or proposals regarding any of their respective businesses) to any Person (other than to the Buyer or the Buyer’s advisors and agents). The Sellers, the Company and the Subsidiaries shall promptly disclose to the Buyer any requests or inquiries (in each case, whether written or oral) from any Person regarding Another Transaction or relating to the circumstances described in clauses (a) through (c) above. In the event of a breach of the covenant set forth in this Section 6.6, the Sellers will be severally and jointly liable to pay to the Buyer all of the Buyer’s expenses related to the transaction contemplated under this Agreement, whether or not consummated, up to $100,000.

SECTION 6.7 Non-Competition; Non-Solicitation

(a) Non-Competition. Except as described on Schedule 6.7, the Minority Shareholders (other than James Vinson) agree that for a period of two years from the Closing Date (the “Restrictive Period”) they shall not, and shall cause their Affiliates not to, directly or indirectly, own, manage, operate, control or participate in the ownership, management, operation or control of, or provide any financing to or advise or render services to or guarantee the obligations of any Person that engages in or is planning to become engaged in, or in any other manner engage in, any activity, operation or business that competes with the business of the Company or the Subsidiaries and the business of the Buyer Parties consisting of innovative incident management, active radio-frequency identification (“RFID”) and credentialing solutions to the public safety, for the commercial and government sectors, in each case as presently conducted and as such business may evolve, in the United States, except that each such Person may hold less than 1% of the capital stock of any such Person that is a publicly traded company.

(b) Customer, Other Business Relation, Non-Solicitation. The Sellers shall not, and shall cause their Affiliates not to, directly or indirectly, take any action during a period of four years from the Closing (the “Restrictive Period”) that is designed, intended or likely to have the effect of discouraging any lessor, licensor, customer, or supplier from having a business relationship or potential business relationship with the Company or the Subsidiaries or from maintaining business relationships or entering into a new business relationship with the Company or the Subsidiaries. During the Restrictive Period the Sellers will refer all inquiries relating to the businesses of the Company and the Subsidiaries to the Buyer.

(c) Employee Non-Solicitation. During the Restrictive Period the Sellers shall not, and shall cause his Affiliates not to, directly or indirectly, interfere with, or attempt to interfere with, the employment of any directors, officers, employees, representatives or agents of the Company or the Subsidiaries, or solicit, hire or attempt to induce any of them to leave the employ of the Company or the Subsidiaries.

(d) Confidentiality. The Sellers shall not and shall cause his Affiliates not to, directly or indirectly, during the Restrictive Period disclose to any Person or use any information, in any form, whether acquired prior to or after the Closing Date, relating to the business of the Company or the Subsidiaries, except information which the Sellers can establish (i) is in the public domain, or becomes public knowledge through no fault of the Sellers, (ii) is disclosed to the Sellers following the Closing Date by a third party that had the right to do so or (iii) is required to be disclosed by court order or other government process or to comply with applicable Law, provided, that, in the case of (iii) the Sellers first notify the Buyer and give the Buyer a reasonable opportunity to seek a protective order.

(e) Relief. The Sellers acknowledge and agree that the covenants set forth in this Section 6.7 are necessary to protect the business and goodwill of the Company and the Subsidiaries that are being purchased by the Buyer and that the Buyer’s willingness to enter into this Agreement is conditioned and dependent upon the Sellers’ promise to be bound by this Section 6.7. The Sellers acknowledge that any breach of the restrictive covenants contained in this Section 6.7 would cause injury to the Company, the Subsidiaries and to the Buyer, which cannot be adequately compensated for by money damages, and the Sellers agree that in addition to any other remedy available to the Buyer, temporary and permanent injunctive relief may be granted in any Action which may be brought by the Buyer to enforce such restrictive covenants, without necessity of proof that any other remedy is inadequate and without the posting of a bond.

(f) Severability. The Sellers acknowledge and agree that all of the restrictions, covenants and agreements in Section 6.7 hereof are appropriate, reasonable and valid (including with respect to geographic scope and duration) and fully necessary for the protection of the legitimate interests of the Buyer. If any provision contained in this Section 6.7 (or portion thereof) shall for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Section 6.7 (or portion thereof) but this Section 6.7 shall be construed as if such invalid, illegal or unenforceable provision (or portion thereof) had never been contained herein. It is the intention of the parties that if any of the restrictions or covenants contained herein is held to cover a geographic area or to be for a length of time which is not permitted by applicable law, or in any way construed to be too broad or to any extent invalid, such provision shall not be construed to be null, void and of no effect, but a court of competent jurisdiction under Section 10.3(b) hereof is hereby requested by the parties to construe and interpret or reform this Section to provide for a covenant having the maximum enforceable geographic area, time period and other provisions (not greater than those contained herein) as shall be valid and enforceable under such applicable law.

SECTION 6.8 Resignations.

On the Closing Date, the Sellers shall cause to be delivered to the Buyer duly signed resignations, effective immediately upon the Closing, of those directors and officers of the Company and the Subsidiaries listed on Schedule 6.8 and the Sellers shall use their best efforts to ensure that such Persons as the Buyer shall nominate prior to the Closing Date are appointed as directors and officers of the Company and the Subsidiaries effective as of the Closing Date.

SECTION 6.9 Pre-Closing Confidentiality.

All information furnished by the Sellers, the Company and the Subsidiaries (or their agents and representatives) to the Buyer (or its agents and representatives) pursuant hereto shall until the Closing Date be treated as the sole property of the Company and the Subsidiaries, as the case may be, and, if the Closing shall not occur, the Buyer shall return to the Sellers all copies of any documents or other materials containing or reflecting such information, shall use its commercially reasonable efforts to keep con-fidential all of such information regarded as confidential by the Company and the Subsidiaries, and shall not directly or indirectly use such information for any competitive or other commercial purpose, for a period of two years after the date of termination of this Agreement. The obligation to keep such information confidential shall not apply to (i) any information which (w) the Buyer can establish was already in its possession prior to the disclosure thereof by the Person furnishing the information, (x) was then generally known to the public, (y) became known to the public through no fault of the Buyer, or (z) was disclosed to the Buyer by a third party not bound by an obligation of confidentiality to the Company or the Subsidiaries; (ii) disclosures in accordance with an order of a court of competent jurisdiction; or (iii) disclosures made in connection with enforcing the Buyer’s rights hereunder or defending Buyer in a claim relating to this Agreement. Notwithstanding the foregoing, if Buyer is requested or required (by oral questions, interrogatories, requests for information or document subpoena, civil investigative demand or similar process) to disclose any of the above-referenced documents or information, the Buyer will promptly notify the Sellers of such request so that the Sellers may seek an appropriate protective order or waive compliance with the provisions hereof. If, in the absence of a protective order or the receipt of a waiver hereunder, the Buyer is, in the opinion of its counsel, compelled to disclose any terms or conditions of the above-referenced documents to any tribunal or else stand liable for contempt or suffer other censure or penalty, such party may disclose such information to such tribunal without liability hereunder.

SECTION 6.10 Other Seller Obligations

(a) Prior to Closing, the Company will use commercially reasonable best efforts to amend the License to Manufacture Agreement dated April 25, 2007 between Abba Logic LLC (“Abba”) to the effect that (i) the license granted under the License Agreement shall be converted into an exclusive license for a duration of not less than three years and (ii) SecurityInc shall have been granted an option to purchase the Intellectual Property licensed under the License Agreement for a purchase price which is to be approved by Buyer, which approval may not be unreasonably withheld.

(b) Prior to Closing, AAID will use commercially reasonable best efforts to enter into a supply agreement with Wavetrend in a form to be approved by Buyer (which approval may not be unreasonably withheld) for active radio-frequency identification (“RFID”) products distributed by AAID, which agreement shall (i) provide for a sufficient supply of “Readers” and “Tags” so that AAID may satisfy the demands of its customers and (ii) have a duration of at least one year before it can be terminated by Wavetrend.

SECTION 6.11 Update

From the date of this Agreement and until the Closing Date, each party hereto will disclose to the other in writing any information contained in its representations and warranties and on its Schedules that becomes in such post-signing, pre-Closing period incomplete or no longer correct (including with respect to Schedules 3.18(a) and 3.18(b)) or that, if known prior to the date of this Agreement, would have been required to be disclosed in such party’s schedules to this Agreement. The disclosures made pursuant to this Section 6.10 shall not be deemed to modify, amend or supplement (for purposes of an indemnification claim) the representations and warranties of the party making such disclosures, and, may be the basis for a party to terminate this Agreement in accordance with Section 9.1(b) and for any claim that any representation or warranty is inaccurate or has been breached for purposes of Article VIII.

SECTION 6.12 Further Assurances; Litigation Support

(a) Further Assurances. Subject to the terms and conditions of this Agreement, each of the parties hereto shall use all reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate and make effective transactions contemplated by this Agreement and the other agreements entered into pursuant hereto. From time to time after the date hereof (including after the Closing Date if requested), Sellers shall (or shall cause his Affiliates to), at their own expense and without further consideration, execute and deliver such documents to the Buyer as the Buyer may reasonably request in order more effectively to vest in the Buyer good title to the Company Shares and to more effectively consummate the transactions contemplated by this Agreement and the other agreements entered into pursuant hereto.

(b) Litigation Support. In the event and for so long as the Buyer is actively contesting or defending against any Action in connection with (i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction involving the Company or the Subsidiaries, the Sellers shall (and shall cause his Affiliates to) cooperate with Buyer and its counsel in the contest or defense, make available their personnel, and provide such testimony and access to books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the Buyer (unless the Buyer is entitled to indemnification therefore under Article VII below).

SECTION 6.13 Auditors’ Consent

Sellers will also cause the independent registered accounting firm of the Company and the Subsidiaries to provide any necessary consents as necessary to allow Buyer to comply with its obligations, if any, under Regulation S-X under the Securities Exchange Act of 1934, as amended, to file audited financial statements of the Company and the Subsidiaries with the Securities and Exchange Commission, to the extent necessary.

ARTICLE VII
CONDITIONS PRECEDENT TO CONSUMMATION OF THE CLOSING

SECTION 7.1 Conditions Precedent to Each Party’s Obligations to Close

The respective obligations of each party to consummate the transactions contemplated by this Agreement on the Closing Date are subject to the satisfaction or waiver, in writing, by the Buyer and the Sellers at or prior to the Closing of the following condition precedent:

(a) no Action or Order shall be pending or threatened before any Governmental Authority which would (i) prevent consummation of any of the transactions contemplated by this Agreement or (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation; and

(b) the Escrow Agreement shall have been duly entered into.

SECTION 7.2 Conditions Precedent to Obligations of the Buyer

The obligation of the Buyer to consummate the transactions contemplated by this Agreement on the Closing Date is subject to the satisfaction at or prior to the Closing of the following conditions precedent (any of which may be waived in writing by the Buyer):

(a) since the date of this Agreement there shall have occurred no Material Adverse Change;

(b) (i) the Sellers shall have performed and satisfied all of their agreements and obligations and complied with all covenants set forth in this Agreement required to be performed and satisfied by him or it on or prior to the Closing Date; and (ii) the representations and warranties of the Sellers contained in this Agreement shall be true and correct in all material respects (A) at and as of the time given (or with respect to any representation or warranty that speaks as of a later date, as of such date) and (B) at and as of the Closing Date;

(c) the Sellers shall have delivered to the Buyer certificates, from the appropriate Governmental Authority, for the Company and the Subsidiaries certifying as to their organization, valid existence and good standing in the state of its incorporation and certifying as to its good standing in each jurisdiction in which they qualified to conduct its business as a foreign entity as of a date no more than 10 days prior to the Closing Date;

(d) the Sellers shall have delivered to the Buyer true and complete copies of the certificates of incorporation or other formation documents, as the case may be, of each of the Company and the Subsidiaries, certified as true and complete by the Secretary of State or other appropriate governmental official of their jurisdictions of organization, and a copy of the bylaws or other organizational documents, as the case may be, of each of the Company and the Subsidiaries, certified as true and complete by their Secretary, Assistant Secretary or by a director;

(e) the Sellers shall have delivered to the Buyer original stock certificates representing all of the Company Shares, endorsed in blank or accompanied by duly executed assignment documents in form reasonably satisfactory to the Buyer;

(f) all shares of Series A Preferred Stock issued under the Series A Preferred Stock Agreement shall have been converted into shares of common stock of the Company;

(g) all obligations under the Series A Preferred Stock Agreement, the Merger Agreement, warrant, stock option agreement and the Restricted Stock Agreements shall have been terminated;

(h) the Buyer shall have received the resignations (effective as of the Closing Date) of all of the directors and officers of the Company and the Subsidiaries listed on Schedule 6.8;

(i) the Buyer shall have received all of the minute or other corporate books of the Company and the Subsidiaries, including all stock registers, corporate seals and related material;

(j) the Company and the Subsidiaries shall have received all necessary governmental or contractual consents for the completion of the transactions under this Agreement;

(k) the Buyer shall have received a certificate, dated the Closing Date, duly executed by the Secretary or an Assistant Secretary of each of the HMSC, on behalf of HMSC, certifying as to the attached copy of the resolutions of the Board of Directors (or a duly authorized committee) of HMSC authorizing and approving the execution, delivery and performance of, and the consummation of the transactions contemplated by, this Agreement and any other documents or instruments contemplated hereby, and stating that the resolutions thereby certified have not been amended, modified, revoked or rescinded;

(l) Sellers shall have caused their counsel to deliver to Buyer their counsel’s opinion in a form reasonably satisfactory to Buyer’s counsel;

(m) each Seller shall deliver to Buyer a non-foreign affidavit dated as of the Closing Date, sworn under penalty of perjury and in form and substance required under the Treasury Regulations issued pursuant to Code Section 1445 stating that such Seller is not a “Foreign Person” as defined in Code Section 1445;

(n) the shareholders of Buyer’s Parent shall have duly authorized this Agreement and the transactions contemplated hereunder, including an increase in Buyer’s Parent’s share capital, under applicable Israeli law and NASDAQ Stock Market Rules; and

(o) the Company and the Subsidiaries shall have entered into the Employment Agreements with the individuals set forth in Schedule 5.8.

(p) (i) HMSC and the Company shall have entered into a Termination Letter (in the form attached as Exhibit C hereto) (the “Termination Letter”) for the termination of the Services Agreement, dated August 22, 2006, by and among the Company and Homeland Security Advisory Services, Inc. and (ii) the transactions contemplated by the Termination Letter have been consummated.

SECTION 7.3 Conditions Precedent to Obligations of the Sellers.

The obligation of the Sellers to consummate the transactions contemplated by this Agreement on the Closing Date is subject to the satisfaction or waiver at or prior to the Closing of the following conditions precedent (any of which may be waived in writing by the Sellers):

(a) (i) the Buyer shall have performed and satisfied all of its agreements and obligations and complied with all covenants set forth in this Agreement required to be performed and satisfied by it on or prior to the Closing Date; (ii) the representations and warranties of the Buyer contained in this Agreement shall be true and correct in all material respects (A) at and as of the time given (or with respect to any representation or warranty that speaks as of a later date, as of such date) and (B) at and as of the Closing Date;

(b) the Sellers shall have received a certificate, dated the Closing Date, duly executed by the Secretary or an Assistant Secretary of the Buyer, on behalf of the Buyer, certifying as to (i) the attached copy of the resolutions of the Board of Directors (or a duly authorized committee) of the Buyer authorizing and approving the execution, delivery and performance of, and the consummation of the transactions contemplated by, this Agreement and any other documents or instruments contemplated hereby, and stating that the resolutions thereby certified have not been amended, modified, revoked or rescinded and (ii) the incumbency, authority and specimen signature of each officer of the Buyer executing this Agreement or any other document or instrument contemplated hereby;

(c) the Buyer shall have caused its counsel to deliver an opinion in a form reasonably satisfactory for Sellers;

(d) Buyer shall have delivered the Assignment and Assumption Agreement or the Vuance Warrant, as the case may be; and

(e) the Buyer shall have paid the Purchase Price in accordance with Sections 2.2 and 2.3.

ARTICLE VIII
REMEDIES FOR BREACH

SECTION 8.1 Limitation on and Survival of Representations and Warranties

All representations and warranties contained in Articles III and IV of this Agreement shall survive the Closing Date, but no party shall be liable to the other for misrepresentation or breach of warranty except to the extent that notice of a claim is asserted in writing and delivered to the other party prior to 5:00 p.m. New York City time on the day 15 months after the Closing Date, except that the representations and warranties contained in Sections 3.4(a) and 4.5 (Capitalization), Section 3.15 (ERISA), Section 3.17 (Taxes) and Section 3.19 (Environmental) shall survive until sixty (60) days after the expiration of the applicable legal statute of limitations, as the same may have been extended or tolled. In order to seek a remedy pursuant to this Article VIII in respect of a breach of representation or warranty, the Person seeking such remedy shall give notice of such breach or claim in writing to the party against whom indemnification is sought within such period. Any claim for indemnification for which notice has been given within the prescribed period may be prosecuted to conclusion notwithstanding the subsequent expiration of such period. All covenants and agreements of the parties shall continue in full force and effect in accordance with their respective terms and thereafter until the expiration of the applicable statute of limitations as the same may have been extended or tolled.

For purposes of this Article VIII, a party shall have the right to indemnification for a breach of a representation, warranty or covenant regardless of (a) the due diligence activities conducted by the party seeking indemnification, (b) such party’s prior knowledge or notice of the existence of the breach, and (c) the presence of information in the due diligence materials relating to the breach, provided, however, that a representation shall not be deemed breached if appropriate disclosures are made in the Schedules.

SECTION 8.2 Indemnification by the Sellers

(a) General Indemnity. The Sellers hereby agree, severally (but not jointly) to indemnify and hold the Buyer and its directors, officers, and Affiliates (collectively, the “Buyer Indemnified Parties”) harmless from and against any and all Actions, Orders, Liabilities, damages and costs (collectively, “Losses”) asserted against, imposed upon or suffered by one or more of the Buyer Indemnified Parties (any of such Losses by one or more Buyer Indemnified Parties being herein called a “Buyer Claim”) as a result of or in connection with any of the following:

(i) any breach of a representation or warranty made by the Sellers in this Agreement or any agreement or certificate executed and delivered pursuant to this Agreement;

(ii) the non-fulfillment or breach of, or default in the performance by the Sellers, the Company or the Subsidiaries of, any covenant, agreement or obligation to be performed by the Sellers, the Company or the Subsidiaries pursuant to this Agreement or any agreement or instrument executed and delivered in connection herewith or pursuant hereto; and

(iii)  litigations of any kind with any party or any disputes with distributors which have arisen in the period prior to the Closing Date.

(b) Tax Indemnity. The Sellers agree to indemnify and hold harmless the Buyer Indemnified Parties as contemplated by Section 6.5(b).

(c) Satisfaction of Buyer Indemnified Parties’ indemnity claims shall first be effected in accordance with Section 2.3.

SECTION 8.3 Indemnification by the Buyer.

The Buyer and Buyer’s Parent (the “Buyer Parties”) hereby agree to indemnify and hold the Sellers harmless from and against any and all Losses imposed upon or incurred by the Sellers (any of such Losses by the Sellers being herein called a “Sellers Claim”) as a result of or in connection with any of the following:

(i) any breach of a representation or warranty made by the Buyer Parties in this Agreement or any instrument executed and delivered pursuant to this Agreement; and

(ii) the non-fulfillment or breach of or default in the performance by the Buyer Parties of any covenant, agreement or obligation to be performed by the Buyer Parties pursuant to this Agreement.

SECTION 8.4 Limitation of Liability; Indemnity Procedures

(a) Limitation of Liability. Notwithstanding anything to the contrary contained in this Article VIII, the Sellers (in the aggregate) shall be obligated to indemnify the Buyer Indemnified Parties pursuant to Sections 8.2(a)(i) and the Buyer shall be obligated to indemnify the Sellers pursuant to Sections 8.3(i) only (i) once the aggregate amount of all Losses incurred by the other party exceeds $60,000 (“Threshold”), in which event the other party shall be entitled to recover all such Losses that exceed the Threshold, and (ii) up to an aggregate maximum of sixty-two and one-half percent (62.5%) of the Purchase Price (the “Maximum Indemnity Amount”); provided that the limitations contained in the immediately preceding clauses (i) and (ii) shall not apply to any breach of a representation or warranty contained in Sections 3.4(a) and 4.5 (Capitalization), Section 3.15 (ERISA), Section 3.17 (Taxes) and Section 3.19 (Environmental).

(b) Indemnity Procedures. Promptly (i) after receipt by the Sellers or a Buyer Indemnified Party of notice of, or the Sellers or Buyer Indemnified Party becoming aware of, the commencement of an Action with respect to which such Party is entitled to indemnification under this Article VIII and (ii) after the Sellers or a Buyer Indemnified Party becoming aware of any fact, situation, circumstance, condition, event or occurrence giving rise to a claim with respect to which such Party is entitled to indemnification under this Article VIII, the party receiving such notice or becoming aware of such Action, fact, situation, circumstance, condition, event or occurrence (the “Indemnified Party”) shall notify the other (the “Indemnifying Party”) in writing; provided, however, that failure to give such notice shall not affect the right to indemnification hereunder except to the extent of actual prejudice to the Indemnifying Party and, provided, further, that no such notice shall be required if the Threshold applies until the Threshold has been exceeded. With respect to such Action, the Indemnifying Party shall have the option, and shall notify the Indemnified Party in writing within 10 Business Days after the date of the notice of its election, either: (i) to take charge of and control the defense (at its own expense) or (ii) to participate in the defense (in which case the defense shall be controlled by the Indemnified Party). If the Indemnifying Party fails to notify the Indemnified Party of its election within the applicable response period, then the Indemnifying Party shall be deemed to have elected not to control the defense. If the Indemnifying Party elects to control the defense, the Indemnified Party shall have the right to employ separate counsel and participate in the defense, but the fees and expenses of such counsel shall be at the expense of the Indemnified Party unless: (i) the named parties in such Action (including any impleaded parties) include both the Indemnified Party and the Indemnifying Party, and the Indemnified Party shall have been advised by its counsel in writing that there may be one or more legal defenses available to it that are different from or additional to those available to the Indemnifying Party, (ii) the Indemnified Party has been advised by its counsel that representation by the counsel to the Indemnifying Party is inappropriate in light of an actual or potential conflict of interest between them, (iii) the Indemnified Party has reasonably determined that Losses that may be incurred may exceed either individually, or when aggregated, the Maximum Indemnity Amount (in which case, the Indemnifying Party shall not have the right to assume the defense on behalf of the Indemnified Party), or (iv) the Indemnified Party has been advised by counsel that the Indemnifying Party is not diligently conducting such defense. The Indemnified Parties may not settle any Action or Buyer Claim without the written consent of the Indemnifying Party. The Indemnifying Party shall not be released from any obligation to indemnify the Indemnified Party hereunder with respect to a claim without the prior written consent of the Indemnified Party, unless the Indemnifying Party shall deliver to the Indemnified Party a duly executed agreement settling or compromising such claim with no monetary liability to or injunctive relief against the Indemnified Party and a complete release of the Indemnified Party with respect thereto, which agreement shall not limit or impair the Indemnified Party’s ability to conduct its business.

SECTION 8.5  Method of Indemnification

The Sellers hereby agree and acknowledge that if any of them are required to provide any indemnification payments pursuant to Section 8.2 hereof, indemnifiable amounts shall be paid by such Sellers to the Buyer (and its related Indemnified Parties) first from the Escrow Fund; provided, however, that if such breach is limited to a particular Seller, such Seller will satisfy such Indemnification Claim out of his or its separate holdings. For purposes of satisfaction of Indemnification Claims, the value of the Vuance Shares will be calculated based on Closing Price Per Share.

ARTICLE IX
TERMINATION

SECTION 9.1 Termination

This Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned at any time, prior to the Closing, only as follows:

(a) by mutual written consent of the Buyer and the Sellers at any time prior to the Closing;

(b) by the Buyer, upon written notice to the Sellers, at any time prior to the Closing, in the event the Sellers has breached any representation, warranty, covenant, or agreement contained in this Agreement in any material respect, the Buyer has notified the Sellers of the breach, and the breach has continued without cure for a period of ten (10) Business Days after the notice of breach;

(c) by the Sellers, upon written notice to the Buyer at any time prior to the Closing, in the event the Buyer has breached any representation, warranty, covenant or agreement contained in this Agreement in any material respect, the Sellers have notified the Buyer of the breach, and the breach has continued without cure for a period of ten (10) Business Days after the notice of breach;

(d) by the Buyer or the Sellers, upon written notice to the other party at any time prior to the Closing, if the Closing Date shall not have occurred on or before 50 days after the execution of this Agreement (provided that the right to terminate this Agreement under this Section 9.1(d) shall not be available to any party whose breach of any obligation under this Agreement has been the cause of, or has resulted in, the failure of the Closing Date to occur on or before such date);

(e) by the Buyer or the Sellers, upon written notice to the other party at any time prior to the Closing, if any Governmental Authority shall have issued an Order or taken any other Action restraining, enjoining or otherwise prohibiting the transactions contemplated hereby and such Order or Action shall have become final and nonappealable; provided that the right to terminate this Agreement under this Section 9.1(e) shall not be available to any party whose breach of any obligation under this Agreement has been the cause of, or has resulted in, such denial; or

(f) by the Buyer, upon written notice to the Sellers, at any time prior to Closing, in the event a Material Adverse Change shall have occurred since the date of this Agreement.

SECTION 9.2  Effect of Termination

If this Agreement is terminated pursuant to Section 9.1(a), (d), (e) or (f) and the transactions contemplated by this Agreement are not consummated, all rights and obligations of the parties under or pursuant to this Agreement shall terminate without further liability of either party to the other; provided, however, the obligations contained in this Section 9.2, the publicity provisions contained in Section 6.4, the confidentiality provisions contained in Section 6.9, and the expenses provision contained in Section 10.2 of this Agreement shall survive any termination; provided, further, that no termination shall relieve any party from liability for any willful breach of this Agreement.

ARTICLE X
MISCELLANEOUS

SECTION 10.1 Entire Agreement

This Agreement and the Schedules and Exhibits hereto and the documents referred to herein and to be delivered pursuant hereto constitute the entire agreement between the parties pertaining to the subject matter hereof, and supersede all prior and contemporaneous agreements, understandings, negotiations and discussions of the parties, whether oral or written, and there are no warranties, representations or other agreements between the parties in connection with the subject matter hereof, except as specifically set forth herein or therein.

SECTION 10.2 Expenses

Whether or not the transactions contemplated by this Agreement are consummated, each of the parties hereto shall pay the fees and expenses of its respective counsel, investment bankers, financial advisors, accountants and other experts and the other expenses incident to the negotiation and preparation of this Agreement and consummation of the transactions contemplated hereby.

SECTION 10.3 Governing Law; Submission to Jurisdiction; Service of Process

(a) Governing Law. This Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of New York (regardless of conflict of law provisions thereof).

(b) Submission to Jurisdiction. The federal Courts of New York shall have exclusive jurisdiction to adjudicate and determine any claim or dispute arising out of or in connection with this Agreement. The parties to this Agreement irrevocably submit to such jurisdiction and waive any objection to it on the grounds of inconvenient forum or otherwise. A judgment, order or decision of those courts in respect of any such claim or dispute may be recognized and enforced by any courts of any state, country or other jurisdiction which, under the laws and rules applicable in that state, country or other jurisdiction, are competent or able to grant such recognition or enforcement.

SECTION 10.4 Assignment

This Agreement and each party’s respective rights hereunder may not be assigned without the prior written consent of the other party, except that the Buyer may (i) assign any or all of its rights and obligations hereunder to one or more of its Affiliates, and (ii) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases the Buyer nonetheless shall remain responsible for the performance of all of its obligations hereunder).

SECTION 10.5 Notices

All communications, notices, waivers and disclosures required or permitted by this Agreement shall be in writing and shall be deemed to have been given when delivered by overnight delivery service (Federal Express, UPS or comparable service), or when received via facsimile, in all cases addressed to the Person for whom it is intended at his address set forth below or to such other address as a party shall have designated by notice in writing to the other parties in the manner provided by this Section 10.5.

If to HMSC:	Homeland Security Capital Corporation 1005 Glebe Road, Suite 500 Arlington, VA 22201 Attn: C. Thomas McMillen Facsimile: (703) 528-0956

with a copy to:	Kirkpatrick & Lockhart Preston Gates Ellis LLP 201 South Biscayne Blvd. Suite 2000 Miami, FL 33313 Attention: Martin T. Schrier, Esq. Facsimile: 305-358-7095

If to the Minority Shareholders:	To the address set forth on the signature page hereto.

If to the Buyer:	SuperCom Inc. c/o Vuance Ltd. Sagid House “Hasharon Industrial Park” P.O.B 5039, Qadima 60920 Israel Attention: Facsimile:

If to Buyer’s Parent:	Vuance Ltd. Sagid House “Hasharon Industrial Park” P.O.B 5039, Qadima 60920 Israel Attention: Facsimile:

with a copy to:	Carter Ledyard & Milburn LLP 2 Wall Street New York, NY 10005 Attention: Steven J. Glusband Facsimile: 212-732-3232

SECTION 10.6 Amendment and Waiver

No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Buyer and the Sellers. No waiver by any party of any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

SECTION 10.7 Failure or Delay

No failure on the part of any party to exercise, and no delay in exercising, any right, power or privilege hereunder operates as a waiver thereof; nor does any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof, or the exercise of any other right, power or privilege. No notice to or demand on any party in any case entitles such party to any other or further notice or demand in similar or other circumstances.

SECTION 10.8 Counterparts

This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement.

SECTION 10.9 Specific Performance

Each of the parties acknowledges and agrees that the other parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached. Accordingly, each of the parties agrees that the other parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof, in addition to any other remedy to which they may be entitled, at law or in equity.

SECTION 10.10 Counterpart Facsimile Execution

For purposes of this Agreement, a document (or signature page thereto) signed and transmitted by facsimile machine is to be treated as an original document. The signature of any party thereon, for purposes hereof, is to be considered as an original signature, and the document transmitted is to be considered to have the same binding effect as an original signature on an original document. At the request of any party, any facsimile or scanned document is to be re-executed in original form by the parties who executed the facsimile or scanned document. No party may raise the use of a facsimile machine, or the fact that any signature was transmitted through the use of a facsimile as a defense to the enforcement of this Agreement or any amendment or other document executed in compliance with this Section 10.10.

SECTION 10.11 Interpretation

(a) Generally. The article and section headings in this Agreement are inserted for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. Unless the context of this Agreement clearly requires otherwise: (i) references to the plural include the singular and vice versa; (ii) references to any Person include such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement; (iii) references to one gender include all genders; (iv) “including” and similar terms are not limiting; (v) “or” has the inclusive meaning represented by the phrase “and/or”; (vi) the terms “dollars” and “$” shall mean United States dollars; (vii) section, clause and Schedule and Exhibit references are to this Agreement unless otherwise specified; (viii) reference to any agreement (including this Agreement), document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof and, if applicable, the terms hereof; and (ix) general or specific references to any Law shall mean such Law as amended, modified, codified or reenacted, in whole or in part, and in effect from time to time and shall be deemed also to refer to all rules and regulations promulgated thereunder in effect from time to time.

(b) Joint Drafting. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises regarding this Agreement, this Agreement will be construed as if drafted jointly by the parties and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. The parties intend that each representation, warranty, and covenant contained herein shall have independent significance.

SECTION 10.12 Survival

Except as otherwise provided in Article VIII, the agreements, covenants and obligations of each party made under this Agreement shall survive indefinitely (or for the relevant period specified in the particular provision, if applicable).

SECTION 10.13 Third Party Beneficiaries; No Reliance

This Agreement is solely for the benefit of the parties and their respective successors and permitted assigns, and no other Person has any right, benefit, priority or interest under or because of the existence of this Agreement except as specifically set forth herein.

SECTION 10.14 Incorporation of Exhibits and Schedules

The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

SECTION 10.15 Guarantee.

Buyer’s Parent guarantees all of the obligations of the Buyer hereunder.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the day and year first above written.

BUYER:

SUPERCOM INC.

By:	/s/ Eyal Tuchman
Name: Eyal Tuchman
Title: Director

BUYER’S PARENT:

VUANCE LTD.

By:	/s/ Eyal Tuchman
/s/ Lzor Maza Name: Eyal Tuchman and Lzor Maza
Name: Eyal Tuchman
Title: CEO and CFO

SELLERS:

HOMELAND SECURITY CAPITAL CORPORATION

By:	/s/ C. Thomas McMillen
Name: C. Thomas McMillen
Title: President and CEO
Percentage Share of Purchase Price: 68.9655%
Number of Shares: 3,000,000
Address:
Tax ID No.: 52-2050585

/s/ Joel Konicek Name: Joel Konicek
Percentage Share of Purchase Price: 10.2753%
Number of Shares: 446,976
Address:
Tax ID No.: ###-##-####

/s/ James Peroutka
Name: James Peroutka
Percentage Share of Purchase Price: 10.2753%
Number of Shares: 446,976
Address:
Tax ID No.: 392-60-383

/s/ James Vinson
Name: James Vinson
Percentage Share of Purchase Price: 7.0186%
Number of Shares: 305,309
Address:
Tax ID No.: ###-##-####

/s/ Charles Martin
/s/ Elizabeth Martin
Name: Charles and Elizabeth Martin
Percentage Share of Purchase Price: 3.4652%
Number of Shares: 150,738
Address:
Tax ID No.: ###-##-#### (Charles Martin) and
###-##-#### (Elizabeth Martin)